                                                                 EXHIBIT 10(17)

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                                CREDIT AGREEMENT


                          Dated as of March 29, 1994,


                                     Among


                         CAPSURE FINANCIAL GROUP, INC.,


                            CAPSURE HOLDINGS CORP.,


                          THE LENDERS NAMED HEREIN and


                                 CHEMICAL BANK,


                            as Administrative Agent


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


                               TABLE OF CONTENTS


                                                                                                                          Page

                          I.
                                 DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             1


                                 SECTION 1.01.     Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . .             1
                                 SECTION 1.02.     Terms Generally   . . . . . . . . . . . . . . . . . . . . . . .            18

                          II.    THE CREDITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            19

                                 SECTION 2.01.     Commitments   . . . . . . . . . . . . . . . . . . . . . . . . .            19
                                 SECTION 2.02.     Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . .            19
                                 SECTION 2.03.     Notice of Borrowings  . . . . . . . . . . . . . . . . . . . . .            20
                                 SECTION 2.04.     Notes; Repayment of Loans   . . . . . . . . . . . . . . . . . .            20
                                 SECTION 2.05.     Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            21
                                 SECTION 2.06.     Interest on Loans   . . . . . . . . . . . . . . . . . . . . . .            21
                                 SECTION 2.07.     Default Interest  . . . . . . . . . . . . . . . . . . . . . . .            21
                                 SECTION 2.08.     Alternate Rate of Interest  . . . . . . . . . . . . . . . . . .            22
                                 SECTION 2.09.     Termination and Reduction of
                                                               Commitments . . . . . . . . . . . . . . . . . . . .            22
                                 SECTION 2.10.     Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . . .            23
                                 SECTION 2.11.     Reserve Requirements; Change in
                                                               Circumstances . . . . . . . . . . . . . . . . . . .            23
                                 SECTION 2.12.     Change in Legality  . . . . . . . . . . . . . . . . . . . . . .            24
                                 SECTION 2.13.     Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . .            25
                                 SECTION 2.14.     Pro Rata Treatment  . . . . . . . . . . . . . . . . . . . . . .            25
                                 SECTION 2.15.     Sharing of Setoffs  . . . . . . . . . . . . . . . . . . . . . .            26
                                 SECTION 2.16.     Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . .            26
                                 SECTION 2.17.     Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . .            26


                          III.   REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . .            29

                                 SECTION 3.01.     Organization; Powers  . . . . . . . . . . . . . . . . . . . . .            29
                                 SECTION 3.02.     Authorization   . . . . . . . . . . . . . . . . . . . . . . . .            29
                                 SECTION 3.03.     Enforceability  . . . . . . . . . . . . . . . . . . . . . . . .            29
                                 SECTION 3.04.     Governmental Approvals  . . . . . . . . . . . . . . . . . . . .            29
                                 SECTION 3.05.     Financial Statements  . . . . . . . . . . . . . . . . . . . . .            30
                                 SECTION 3.06.     No Material Adverse Change  . . . . . . . . . . . . . . . . . .            30
                                 SECTION 3.07.     Title to Properties; Possession Under
                                                               Leases  . . . . . . . . . . . . . . . . . . . . . .            30
                                 SECTION 3.08.     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . .            30
                                 SECTION 3.09.     Litigation; Compliance with Laws  . . . . . . . . . . . . . . .            30
                                 SECTION 3.10.     Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .            31
                                 SECTION 3.11.     Federal Reserve Regulations   . . . . . . . . . . . . . . . . .            31


                                                                                                                            Page
                                                                                                                            ----
                                 SECTION 3.12.     Investment Company Act; Public Utility
                                                               Holding Company Act . . . . . . . . . . . . . . . .            31
                                 SECTION 3.13.     Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . .            31
                                 SECTION 3.14.     Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . . .            31
                                 SECTION 3.15.     No Material Misstatements   . . . . . . . . . . . . . . . . . .            31
                                 SECTION 3.16.     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . .            32
                                 SECTION 3.17.     Environmental and Safety Matters  . . . . . . . . . . . . . . .            32
                                 SECTION 3.18.     Security Documents  . . . . . . . . . . . . . . . . . . . . . .            32
                                 SECTION 3.19.     Absence of Certain Restrictions   . . . . . . . . . . . . . . .            33
                                 SECTION 3.20.     Reinsurance Agreements  . . . . . . . . . . . . . . . . . . . .            33
                                 SECTION 3.21.     Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . .            33


                          IV.    CONDITIONS OF LENDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            33

                                 SECTION 4.01.     All Credit Events   . . . . . . . . . . . . . . . . . . . . . .            34
                                 SECTION 4.02.     First Credit Event  . . . . . . . . . . . . . . . . . . . . . .            34


                          V.     AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            37

                                 SECTION 5.01.     Existence; Businesses and Properties  . . . . . . . . . . . . .            37
                                 SECTION 5.02.     Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . .            37
                                 SECTION 5.03.     Obligations and Taxes   . . . . . . . . . . . . . . . . . . . .            38
                                 SECTION 5.04.     Financial Statements, Reports, etc.   . . . . . . . . . . . . .            38
                                 SECTION 5.05.     Litigation and Other Notices  . . . . . . . . . . . . . . . . .            40
                                 SECTION 5.06.     Employee Benefits   . . . . . . . . . . . . . . . . . . . . . .            40
                                 SECTION 5.07.     Maintaining Records; Access to
                                                               Properties and Inspections  . . . . . . . . . . . .            41
                                 SECTION 5.08.     Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . .            41
                                 SECTION 5.09.     Further Assurances  . . . . . . . . . . . . . . . . . . . . . .            41
                                 SECTION 5.10.     Environmental and Safety Laws   . . . . . . . . . . . . . . . .            42
                                 SECTION 5.11.     Risk-Based Capital  . . . . . . . . . . . . . . . . . . . . . .            43
                                 SECTION 5.12.     Insurance Regulatory Information System   . . . . . . . . . . .            43
                                 SECTION 5.13.     Investment Ratios   . . . . . . . . . . . . . . . . . . . . . .            43
                                 SECTION 5.14.     Deposit and Investment Accounts   . . . . . . . . . . . . . . .            43
                                 SECTION 5.15.     Fiscal Year   . . . . . . . . . . . . . . . . . . . . . . . . .            43


                          VI.    NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            43

                                 SECTION 6.01.     Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . .            44
                                 SECTION 6.02.     Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . .            44
                                 SECTION 6.03.     Sale and Leaseback Transactions   . . . . . . . . . . . . . . .            45
                                 SECTION 6.04.     Investments, Loans and Advances   . . . . . . . . . . . . . . .            45
                                 SECTION 6.05.     Mergers, Consolidations and Acquisitions  . . . . . . . . . . .            46
                                 SECTION 6.06.     Dividends and Distributions   . . . . . . . . . . . . . . . . .            48
                                 SECTION 6.07.     Transactions with Affiliates  . . . . . . . . . . . . . . . . .            48
                                 SECTION 6.08.     Nature of Business  . . . . . . . . . . . . . . . . . . . . . .            48



                                                                                                                            Page
                                                                                                                            ----
                                 SECTION 6.09.     Net Operating Losses  . . . . . . . . . . . . . . . . . . . . .            48
                                 SECTION 6.10.     Debt Payments   . . . . . . . . . . . . . . . . . . . . . . . .            48
                                 SECTION 6.11.     Limitation on Surplus Relief Reinsurance
                                                               Agreements  . . . . . . . . . . . . . . . . . . . .            49
                                 SECTION 6.12      Reinsurance   . . . . . . . . . . . . . . . . . . . . . . . . .            49
                                 SECTION 6.13.     Total Debt to Adjusted Capital Ratio  . . . . . . . . . . . . .            49
                                 SECTION 6.14.     Fixed Charge Coverage Ratio   . . . . . . . . . . . . . . . . .            49
                                 SECTION 6.15.     Total Debt to Total Cash Flow Sources
                                                                Ratio  . . . . . . . . . . . . . . . . . . . . . .            49
                                 SECTION 6.16.     Operating Leverage Ratio  . . . . . . . . . . . . . . . . . . .            50
                                 SECTION 6.17.     Amendment of Certain Documents  . . . . . . . . . . . . . . . .            50


                          VII.   EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            50


                          VIII.  GUARANTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            53


                          IX.    THE ADMINISTRATIVE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            57


                          X.     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            59

                                 SECTION 10.01.    Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . .            59
                                 SECTION 10.02.    Survival of Agreement   . . . . . . . . . . . . . . . . . . . .            59
                                 SECTION 10.03.    Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . .            60
                                 SECTION 10.04.    Successors and Assigns  . . . . . . . . . . . . . . . . . . . .            60
                                 SECTION 10.05.    Expenses; Indemnity   . . . . . . . . . . . . . . . . . . . . .            62
                                 SECTION 10.06.    Right of Setoff   . . . . . . . . . . . . . . . . . . . . . . .            63
                                 SECTION 10.07.    Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . .            63
                                 SECTION 10.08.    Waivers; Amendment  . . . . . . . . . . . . . . . . . . . . . .            63
                                 SECTION 10.09.    Interest Rate Limitation  . . . . . . . . . . . . . . . . . . .            64
                                 SECTION 10.10.    Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . .            64
                                 SECTION 10.11.    Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . .            64
                                 SECTION 10.12.    Severability  . . . . . . . . . . . . . . . . . . . . . . . . .            65
                                 SECTION 10.13.    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . .            65
                                 SECTION 10.14.    Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . .            65
                                 SECTION 10.15.    Jurisdiction; Consent to Service of
                                                               Process . . . . . . . . . . . . . . . . . . . . . .            65


 Exhibits
 --------
Exhibit A                  Form of Note
Exhibit B                  Assignment and Acceptance
Exhibit C                  Administrative Questionnaire
Exhibit D                  Form of Opinion of Rosenberg & Liebentritt
Exhibit E                  Form of Indemnity, Subrogation and Contribution Agreement
Exhibit F                  Form of Pledge Agreement
Exhibit G                  Form of Security Agreement
Exhibit H                  Form of Pledgeholder Agreement
Exhibit I                  Form of Guarantee Agreement
Exhibit J                  Form of Mortgage


Schedules
- ---------
Schedule 1.01(a)  Rightholder
Schedule 2.01     Lenders and Commitments
Schedule 3.08     Subsidiaries
Schedule 3.17     Environmental and Safety Matters
Schedule 3.18(b)  UCC Filing Offices
Schedule 3.20     Reinsurance Agreements
Schedule 4.02(g)  Stocks to be Pledged
Schedule 6.01     Indebtedness
Schedule 6.02     Liens


                 CREDIT AGREEMENT dated as of March 29, 1994, among CAPSURE FINANCIAL GROUP, INC., an Oklahoma corporation (the "Borrower"), CAPSURE HOLDINGS CORP., a Delaware corporation ("Capsure"), the financial institutions listed on Schedule 2.01 (the "Lenders") and CHEMICAL BANK, a New York banking corporation ("Chemical Bank"), as agent for the Lenders (in such capacity, the "Administrative Agent").


      The Borrower has requested the Lenders to extend credit in order to enable the Borrower, on the terms and subject to the conditions set forth in this Agreement, to borrow on a revolving basis, at any time and from time to time prior to the Maturity Date (such term and each other capitalized term used but not defined in this introductory statement having the meanings assigned to such terms in Section 1.01), an aggregate principal amount at any time outstanding not to exceed $135,000,000 less the amount of any reductions in Commitments pursuant to Section 2.09. The proceeds of such borrowings are to be used (a) in an aggregate amount not to exceed $86,000,000, to refinance all indebtedness outstanding under the Existing Credit Facilities, (b) for general corporate purposes in the ordinary course of business of the Borrower and the Subsidiaries, including funding the working capital requirements of the Borrower and the Subsidiaries, whether now owned or hereafter existing (such working capital requirements to include investment activities to the extent permitted by Section 6.04 and dividend payments to the extent permitted by
Section 6.06), (c) to finance all or part of the purchase price to be paid in connection with any Permitted Acquisition and (d) to make capital contributions to any Subsidiary to the extent permitted hereunder. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth in this Agreement.

      Accordingly, the Borrower, Capsure, the Lenders and the Administrative Agent agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

      SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

      "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

      "ABR Loan" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of
Article II.

      "Adjusted Capital" shall mean, at any time, the sum of (a) Total Debt at such time and (b) the difference between (i) Stockholders' Equity at such time and (ii) the aggregate amount of deferred tax assets relating to the Available Net Operating Losses at such time, net of any valuation allowance, determined in accordance with GAAP, of Capsure and its subsidiaries on a consolidated basis at such time.

      "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit C.

      "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

      "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, the term "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. The term "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Bank Reserves and (b) the Assessment Rate. The term "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

      "Annual Statement" shall mean, with respect to any Insurance Subsidiary, the Annual Statement of such Insurance Subsidiary required to be filed with the Applicable Insurance Regulatory Authority in accordance with state law, including any exhibits, schedules, certificates or actuarial opinions filed or delivered therewith.

      "Applicable Commitment Fee Percentage" shall mean, for any date, the applicable percentage set forth below based on the ratio of Total Debt to Total Cash Flow Sources as of the last day of the Borrower's fiscal quarter most recently ended as of such date:

                        Ratio                                Commitment Fee
      Below 1.25 to 1.00                                       0.250%

      At least 1.25 to 1.00 but below 4.00 to 1.00             0.375%

      At least 4.00 to 1.00                                    0.500%


      For purposes of the foregoing, the Applicable Commitment Fee Percentage at any time shall be determined by reference to the ratio of Total Debt to Total Cash Flow Sources as of the last day of the Borrower's fiscal quarter most recently ended as of such date and any change in the Applicable Commitment Fee Percentage shall become effective for all purposes on and after the date of delivery to the Administrative Agent of the certificate described in Section 5.04(c) relating to such fiscal quarter; provided, however, that if the proceeds of any Borrowing are used to finance a Permitted Acquisition and the ratio of Total Debt to Total Cash Flow Sources after giving effect to such Permitted Acquisition would result in a change in the Applicable Commitment Fee Percentage, such change shall become effective for all purposes simultaneously with such Borrowing. Notwithstanding the foregoing, at any time during which the Borrower has failed to deliver the certificate described in Section 5.04(c) with respect to a fiscal quarter in accordance with the provisions thereof, the ratio of Total Debt to Total Cash Flow Sources shall be deemed, solely for the purposes of this definition, to be 4.00 to 1.00 until such time as the Borrower shall deliver such certificate in accordance with the provisions of Section 5.04(c).

      "Applicable Insurance Regulatory Authority" shall mean, with respect to any Insurance Subsidiary, the insurance commission or similar Governmental Authority located in the state in which such Insurance Subsidiary is domiciled and any Federal insurance Governmental Authority and any successor to any of the foregoing.

      "Applicable Margin" shall mean, for any date, with respect to the Loans comprising any Eurodollar Borrowing or ABR Borrowing, as the case may be, the applicable spread set forth below based on the ratio of Total Debt to Total Cash Flow Sources as of the last day of the Borrower's fiscal quarter most recently ended as of such date:

                     Ratio                                     Eurodollar Loan Spread       ABR Loan Spread
        Below 1.25 to 1.00                                       0.750%                       None

        At least 1.25 to 1.00 but below 2.25 to 1.00             1.000%                       None

        At least 2.25 to 1.00 but below 3.25 to 1.00             1.125%                      0.125%

        At least 3.25 to 1.00 but below 3.75 to 1.00             1.250%                      0.250%

        At least 3.75 to 1.00 but below 4.00 to 1.00             1.375%                      0.375%

        At least 4.00 to 1.00                                    1.750%                      0.750%

      For purposes of the foregoing, the Applicable Margin at any time shall be determined by reference to the ratio of Total Debt to Total Cash Flow Sources as of the last day of the Borrower's fiscal quarter most recently ended as of such date and any change in the Applicable Margin shall become effective upon the delivery to the Administrative Agent of the certificate described in
Section 5.04(c) relating to such fiscal quarter and shall apply (a) to ABR Loans outstanding on such delivery date or made on or after such delivery date and (b) to Eurodollar Loans made on or after such delivery date; provided, however, that, if the proceeds of any Borrowing are used to finance a Permitted Acquisition and the ratio of Total Debt to Total Cash Flow Sources after giving effect to such Permitted Acquisition would result in a change in the Applicable Margin, such change shall become effective for all purposes simultaneously with such Borrowing and shall apply (a) to ABR Loans outstanding on such date or made on or after such date and (b) to Eurodollar Loans made on or after such date. Notwithstanding the foregoing, at any time during which the Borrower has failed to deliver the certificate described in Section 5.04(c) with respect to a fiscal quarter in accordance with the provisions thereof, the ratio of Total Debt to Total Cash Flow Sources shall be deemed, solely for the purposes of this definition, to be 4.00 to 1.00 until such time as the Borrower shall deliver such certificate in accordance with the provisions of Section 5.04(c).

      "Arlington" shall mean Arlington Leasing Co., a Nevada corporation.

      "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Administrative Agent as the then-current net annual assessment rate that will be employed in determining amounts payable by the Administrative Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at the Administrative Agent's domestic offices.

      "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent and as shall be reasonably satisfactory to the parties to such assignment and acceptance.

      "Available Net Operating Losses" shall mean, for any date in any taxable year, the net operating loss carryforwards to such taxable year for Federal income tax purposes of Capsure and its subsidiaries that are not subject to the limitations of Section 382 of the Code, Treasury Regulation Section 1.1502 - 21(c), Treasury Regulation Section 1.1502 - 21(d) or any similar limitation.

      "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

      "Borrower Tax Sharing Agreement" shall mean each Tax Sharing Agreement as in effect on the date hereof between the Borrower and any of its direct subsidiaries.

      "Borrowing" shall mean a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

      "Business Day" shall mean any day (other than a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

      "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

      "Cash Equivalents" shall mean:

          (a) United States Government Securities maturing within 90 days from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 90 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A1 or higher from Standard & Poor's or a rating of P1 or higher from Moody's;

          (c) investments in certificates of deposit, banker's acceptances and time deposits (including Eurodollar time deposits) maturing within 90 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank of recognized standing organized under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and the deposits of which are rated (or the senior debt securities of the holding company of such commercial bank are rated) A-or better by Standard & Poor's or A3 or better by Moody's or carrying an equivalent rating by another nationally recognized rating agency if neither of the two named rating agencies shall rate such commercial bank (or the holding company of such commercial bank);

          (d) other investment instruments approved in writing by the Required Lenders and offered by financial institutions that have a combined capital and surplus and undivided profits of not less than $250,000,000; and

          (e) investments in repurchase agreements, dollar rolls, money market preferred and collateralized short term puts, in each case maturing within 90 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A1 or higher from Standard & Poor's or a rating of P1 or higher from Moody's.

      A "Change in Control" shall be deemed to have occurred if (a) the Zell Entities, collectively, shall cease to own in the aggregate, directly, beneficially and of record, shares representing at least 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Capsure, provided that such 20% shall be reduced by dilution suffered by such persons on a pro rata basis with all other shareholders of Capsure as a result of any issuance by Capsure for fair value after the Closing Date of any capital stock representing ordinary voting power (i) to a seller as consideration for a Permitted Acquisition or (ii) in a public offering, the entire net proceeds (after underwriting discount and expenses incurred in connection with such offering) of which are (A) paid to a seller as consideration for a Permitted Acquisition or (B) contributed as capital to the Borrower; (b) Capsure shall cease to own and control directly, of record and beneficially, 100% of each class of outstanding capital stock of the Borrower free and clear of all Liens (other than any Liens under the Security Documents); or (c) the Borrower shall issue any class of capital stock (or security convertible into any of its capital stock) that is not pledged to the Collateral Agent for the ratable benefit of the Secured Parties.

      "Closing Date" shall mean the date of the first Credit Event hereunder.

      "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time and any successor statute thereto.

      "Collateral" shall mean all the "Collateral" as such term is defined in any Security Document.

      "Collateral Agent" shall mean Chemical Bank, as Collateral Agent under the Security Documents, or any successor thereto.

      "Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, as the same may be reduced from time to time pursuant to Section 2.09.

      "Commitment Fee" shall have the meaning assigned to such term in Section 2.05(a).

      "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

      "Credit Event" shall have the meaning assigned to such term in Article IV.

      "Default" shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

      "dollars" or "$" shall mean lawful money of the United States of America.

      "EBIDA" shall mean, with respect to any person for any period, the sum of
(a) Net Income of such person for such period, (b) Interest Expense deducted in determining such Net Income and (c) depreciation, amortization and other noncash charges deducted in determining such Net Income.

      "Environmental and Safety Laws" shall mean any and all applicable current and future treaties, laws, regulations, requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, notices or binding agreements issued, promulgated or entered by any Governmental Authority, relating to the environment, to employee health or safety as it pertains to the use or handling of, or exposure to, Hazardous Substances, to preservation or reclamation of natural resources or to the management, release or threatened release of contaminants or noxious odors, including the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970 (to the extent it pertains to the use or handling of, or exposure to, Hazardous Substances), as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the Safe Drinking Water Act of 1974, as amended, and any similar or implementing state law and all amendments or regulations promulgated thereunder.

      "Environmental Claim" shall mean any written notice of any Governmental Authority alleging liability for damage to the environment or by any person alleging liability for personal injury (including sickness, disease or death), in either case resulting from or based upon (a) the presence or release (including intentional and unintentional, negligent and nonnegligent, sudden or nonsudden, accidental or nonaccidental leaks or spills) of any Hazardous Substance at, in or from the property of any person, whether or not owned or leased by such person, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental and Safety Law; provided, that the term "Environmental Claim" shall not include any allegation of liability on the part of any Insurance Subsidiary for any of the foregoing under any bond or policy issued by such Insurance Subsidiary.

      "Equity Contribution" shall mean the contribution by Capsure to the Borrower of (a) all the capital stock of, and intercompany indebtedness owing to Capsure by, each subsidiary of Capsure in existence on the date hereof and any other interest Capsure may hold with respect to any such subsidiary or such subsidiary's assets, (b) all marketable securities held by Capsure on the date hereof and (c) all cash held by Capsure on the date hereof (other than $250,000 (net of fees and expenses incurred in connection with the Transactions) to be retained by Capsure for the payment of reasonable and customary accounting, legal and other administrative expenses in the ordinary course of Capsure's business).

      "Equity Holdings" shall mean Equity Holdings, an Illinois  partnership.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

      "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is, together with Capsure and/or the Borrower, treated as a single employer under Section 414 of the Code.

      "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar
Loans.

      "Eurodollar Loan" shall mean any Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of
Article II.

      "Event of Default" shall have the meaning assigned to such term in
Article VII.

      "Excess Cash Flow" shall mean, for any period, the difference between (a) Total Cash Flow Sources for such period (determined without giving effect to (i) clauses (a)(ii), (b)(ii) and (c)(ii) of the definition of the term "Total Cash Flow Sources" and (ii) any gain resulting from the sale of any assets by any Subsidiary other than any realized gain from the sale of Invested Assets by the Borrower or any Subsidiary (other than any Insurance Subsidiary)) and (b) Total Cash Flow Uses for such period minus the aggregate amount of reductions in the Commitments required under Section 2.09(b) and Section 2.09(c) during such period, but only to the extent that such reductions (i) have been included in Total Cash Flow Uses for such period and (ii) did not result in a required payment or prepayment under Section 2.10(b).

      "Excluded Dividends" shall mean (a) dividends, distributions or other cash payments from the Borrower or any of its subsidiaries to Capsure, in an amount not to exceed (i) $2,500,000 in the aggregate in each calendar year from 1994 through 1997 and (ii) $3,000,000 in the aggregate in each calendar year from 1998 through 2000, in each case solely to enable Capsure to pay reasonable and customary accounting, legal and other administrative expenses (to the extent such expenses have not been reimbursed by the Borrower or any subsidiary of the Borrower or Capsure) in the ordinary course of Capsure's business, (b) dividends, distributions or other cash payments from the Borrower or any of its subsidiaries to Capsure to the extent required under the Tax Sharing Agreements and (c) in addition to dividends, distributions or other cash payments permitted under clauses (a) and (b) above, dividends, distributions or other cash payments from the Borrower or any of its subsidiaries to Capsure in an amount not to exceed $30,000,000 in the aggregate since the Closing Date.

      "Excluded Investments" shall have the meaning assigned to such term in
Section 6.04(f).

      "Existing Credit Facilities" shall mean (a) the Credit Agreement dated August 14, 1992, among SI Acquisition Corp., the lenders named therein and Continental Bank, N.A., as agent for such lenders, and (b) the Credit Agreement dated February 20, 1990, among NI Acquisition Corp., the lenders named therein and Continental Bank, N.A., as agent for such lenders.

      "Extraordinary Dividend" shall mean any dividend paid or payable by any Insurance Subsidiary that is not an Ordinary Dividend at the time of payment thereof.

      "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

      "Fee Letter" shall mean the Fee Letter dated February 16, 1994, between Capsure and the Administrative Agent.

      "Fees" shall mean the Commitment Fees, the Participation Fees and all other amounts required to be paid to the Administrative Agent and/or the Lenders pursuant to Section 2.05.

      "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such corporation.

      "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of
(a) the sum of (i) Total Cash Flow Sources for such period and (ii) an amount equal to the lesser of (A) $10,000,000 or (B) the aggregate amount of cash and Cash Equivalents held by the Borrower and the Subsidiaries (other than any Insurance Subsidiary and any subsidiary of any Insurance Subsidiary) on the last day of such period minus, in the case of each of clause (A) and clause
(B), the aggregate principal amount, without duplication, of loans and advances to the Borrower and the Subsidiaries (other than any Insurance Subsidiary and any subsidiary of any Insurance Subsidiary) from Capsure, any Insurance Subsidiary or any subsidiary of any Insurance Subsidiary outstanding on the last day of such period (provided that, for purposes of this definition, the amount under this clause (ii) shall not be less than zero) to (b) Total Cash Flow Uses for such period.

      "Funded Indebtedness" shall mean, for Capsure and its subsidiaries at any time, the aggregate amount of Indebtedness consisting of obligations for borrowed money and Capital Lease Obligations of Capsure and its subsidiaries at such time.

      "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

      "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

      "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or
(c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term "Guarantee" shall not include (i) endorsements for collection or deposit, or (ii) surety bonds issued by any Insurance Subsidiary in either case in the ordinary course of business.

      "Guarantee Agreement" shall mean the Guarantee Agreement, substantially in the form of Exhibit I, among the Subsidiary Guarantors, any person that shall become a party thereto pursuant to Section 5.09 and the Collateral Agent.

      "Guarantor" shall mean Capsure and each Subsidiary Guarantor.

      "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, including polychlorinated biphenyls ("PCBs"), asbestos or asbestos-containing material, and any substance, waste or material regulated under Environmental and Safety Laws.

      "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

      "Indemnity, Subrogation and Contribution Agreement" shall mean the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit E, among the Subsidiary Guarantors, any person that shall become a party thereto pursuant to Section 5.09 and the Borrower.

      "Insurance Business" shall mean one or more aspects of the business of selling, issuing, underwriting, reinsuring, producing, administering, managing or servicing property and casualty insurance and activities incidental thereto.

      "Insurance Liabilities" shall mean (a) with respect to any Insurance Subsidiary at any time, the amount set forth on line 21 of the Liabilities, Surplus and Other Funds Statement in the Annual Statement of such Insurance Subsidiary or line 22 of the Liabilities, Surplus and Other Funds Statement in the Quarterly Statement of such Insurance Subsidiary, in each case most recently delivered to the Administrative Agent and the Lenders pursuant to
Section 5.04 (or, in the case of any Insurance Subsidiary acquired after the date hereof that has not yet delivered any such statement to the Administrative Agent, in the Annual Statement or Quarterly Statement of such Insurance Subsidiary most recently filed with the Applicable Insurance Regulatory Authority) or, if any such statement shall be modified, the equivalent item on any applicable successor form and (b) with respect to any other Subsidiary engaged in the Insurance Business at such time, the total liabilities (other than Funded Indebtedness and amounts available to be borrowed under credit facilities the proceeds of which are to be used for working capital purposes of such Subsidiary) of such Subsidiary that would properly be classified as liabilities at such time, determined in accordance with GAAP.

      "Insurance Regulatory Information System" shall mean the Insurance Regulatory Information System promulgated by the NAIC, or any successor system promulgated by the NAIC.

      "Insurance Subsidiaries" shall mean Western Surety, United Capitol, Surety Bonding Company of America and any other Subsidiary, whether now owned or hereafter acquired, that is regulated, in accordance with applicable state law or any Federal law, as an insurer by an insurance commission or similar Governmental Authority located in the state in which such Subsidiary is domiciled or by any Federal insurance Governmental Authority.

      "Interest Expense" shall mean, with respect to any person for any period, the interest expense of such person for such period, as shown on the unconsolidated statement of earnings of such person for such period, determined in accordance with GAAP.

      "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing, and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type.

      "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and (iii) the date such Borrowing is prepaid in accordance with Section 2.10; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

      "Invested Assets" of any person shall mean (a) in the case of any Insurance Subsidiary, the amount set forth on line 8A under Subtotals, Cash and Invested Assets in the Assets Statement in the Annual Statement or Quarterly Statement of the Insurance Subsidiary most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.04 (or, in the case of any Insurance Subsidiary acquired after the date hereof that has not yet delivered any such statement to the Administrative Agent, in the Annual Statement or Quarterly Statement of such Insurance Subsidiary most recently filed with the Applicable Insurance Regulatory Authority) or, if any such statement shall be modified, the equivalent item on any applicable successor form or (b) in the case of any other person, assets of such person of the type described in clause (a) above.

      "Investment-Grade Security" shall mean any of the following: (a) any United States Government Security, (b) any Invested Asset that is rated NAIC 1 or NAIC 2 by the NAIC, (c) any Invested Asset that is rated BBB- or higher by Standard & Poor's or Baa3 or higher by Moody's and (d) any Invested Asset that is rated BBB- or higher by Duff & Phelps Credit Rating Co. or by Fitch Investors Service, Inc., provided that any Invested Asset specified in this clause (d) shall cease to be an Investment-Grade Security if such Invested Asset shall not receive a rating of NAIC 1 or NAIC 2 from the NAIC on or before the day that is 90 days following the date of issuance of such Invested Asset.

      "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the rate at which dollar deposits approximately equal in principal amount to the Administrative Agent's portion of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (b) Statutory Bank Reserves.

      "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

      "Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01. Each Loan shall be a Eurodollar Loan or an ABR Loan.

      "Loan Documents" shall mean this Agreement, the Notes, the Security Documents, the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and the Fee Letter.

      "Long Tail Insurance Line of Business" shall mean any line of business in respect of which the NAIC requires, at the time of determination, computation of an excess statutory reserve of the type set forth on page 93 of the Annual Statement of any Insurance Subsidiary for the year ended December 31, 1993, or, if such statement shall be modified, the equivalent item on any applicable successor form.

      "Margin Stock" shall have the meaning given such term under Regulation U.

      "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of Capsure and its subsidiaries, taken as a whole, or (b) a material impairment of the ability of Capsure, the Borrower or any of the Subsidiaries to perform any of its material obligations under any Loan Document to which it is or will be a party or under any of its other Indebtedness.

      "Maturity Date" shall mean March 31, 2000.

      "Moody's" shall mean Moody's Investors Service, Inc.

      "Mortgage" shall mean each Mortgage, Security Agreement and Assignment of Leases and Rents, substantially in the form of Exhibit J hereto, entered into after the date hereof between the Borrower or any person that shall become a party thereto pursuant to Section 5.09 and the Collateral Agent.

      "Multiemployer Plan" shall mean a  multiemployer plan as defined in
Section 4001(a)(3) of ERISA to which Capsure, the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing or has within any of the preceding five plan years made or accrued an obligation to contribute.

      "NAIC" shall mean the National Association of Insurance Commissioners or any association or Governmental Authority succeeding to any or all of the functions of the National Association of Insurance Commissioners.

      "NAIC 1" shall mean the rating NAIC 1 of the NAIC.

      "NAIC 2" shall mean the rating NAIC 2 of the NAIC.

      "Net Income" shall mean with respect to any person for any period, the aggregate net income (or net deficit) of such person for such period computed in accordance with GAAP, provided that the term "Net Income" shall exclude all extraordinary items determined in accordance with GAAP.

      "Net Written Premiums" shall mean, with respect to any Insurance Subsidiary for any period of four consecutive fiscal quarters, the amount set forth on line 1 of Exhibit 3 to the Reconciliation of Ledger Assets in the Annual Statement and/or Quarterly Statement of such Insurance Subsidiary relating to such period or, if any such statement shall be modified, the equivalent item on any applicable successor form.

      "Note" shall mean a promissory note of the Borrower, substantially in the form of Exhibit A, evidencing Loans.

      "Obligations" shall mean all obligations defined as "Obligations" in the Guarantee Agreement and the Security Documents.

      "Operating Leverage Ratio" shall mean the ratio, with respect to any Insurance Subsidiary, of (a) Net Written Premiums of such Insurance Subsidiary for the period of four consecutive fiscal quarters preceding the date of any determination to (b) Surplus of such Insurance Subsidiary at such date.

      "Ordinary Dividends" shall mean, with respect to any Insurance Subsidiary, the maximum amount of dividends that such Insurance Subsidiary may pay during any period of four consecutive fiscal quarters without seeking regulatory approval under applicable regulations in effect during such period.

      "Participation Fee" shall have the meaning given to such term in Section 2.05(c).

      "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

      "Perfection Certificate" shall mean the Perfection Certificate, substantially in the form of Annex 2 to the Security Agreement, prepared by Capsure and the Borrower.

      "Permitted Acquisition" shall have the meaning assigned to such term in
Section 6.05(c)(ii).

      "Permitted Investments" shall mean:

          (a) United States Government Securities maturing within 360 days from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A1 or higher from Standard & Poor's or a rating of P1 or higher from Moody's;

          (c) investments in certificates of deposit, banker's acceptances and time deposits (including Eurodollar time deposits) maturing within 360 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank of recognized standing organized under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and the deposits of which are rated (or the senior debt securities of the holding company of such commercial bank are rated) A-or better by Standard & Poor's or A3 by Moody's or carrying an equivalent rating by another nationally recognized rating agency if neither of the two named rating agencies shall rate such commercial bank (or the holding company of such commercial bank);

          (d) other investment instruments approved in writing by the Required Lenders and offered by financial institutions that have a combined capital and surplus and undivided profits of not less than $250,000,000; and

          (e) other Investment Grade Securities maturing within three years from the date of acquisition thereof.

      "person" shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

      "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and is maintained for current or former employees, or any beneficiary thereof, of Capsure, the Borrower or any ERISA Affiliate.

      "Pledge Agreement" shall mean the Pledge Agreement, substantially in the form of Exhibit F, among Capsure, the Borrower, each Subsidiary Guarantor, certain other Subsidiaries, any person that shall become a party thereto pursuant to Section 5.09 and the Collateral Agent.

      "Pledgeholder Agreement" shall mean each Pledgeholder Agreement, substantially in the form of Exhibit H hereto, between the Borrower or any person that shall become a party thereto pursuant to Section 5.09, any Pledgeholder named therein and the Collateral Agent.

      "Quarterly Statement" shall mean, with respect to any Insurance Subsidiary, the Quarterly Statement of such Insurance Subsidiary required to be filed with the Applicable Insurance Regulatory Authority in accordance with state law, including any exhibits, schedules, certificates or actuarial opinions filed or delivered therewith.

      "Register" shall have the meaning given such term in Section 10.04(d).

      "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

      "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

      "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

      "Reinsurance Agreements" shall mean all agreements, contracts, treaties, certificates and other arrangements whereby an insurance company agrees to transfer or cede to another insurer all or part of the liability assumed by such insurance company under a policy or policies of insurance reinsured by such insurance company, provided that, for purposes of Section 3.20 and Section 5.04(j) only, the term "Reinsurance Agreements" shall not include individual facultative reinsurance agreements or arrangements.

      "Reportable Event" shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

      "Required Lenders" shall mean, at any time, Lenders holding Loans representing at least a majority of the aggregate principal amount of the Loans outstanding or, if no Loans are outstanding, Lenders having Commitments representing at least a majority of the aggregate Commitments.

      "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

      "Right" shall mean the potential right (as in effect on the date hereof) of the Rightholder to purchase shares of convertible preferred stock of United Capitol Holding Company, upon the terms and conditions in effect on the date hereof.

      "Rightholder" shall mean the person or persons set forth on Schedule 1.01(a).

      "Risk-Based Capital" shall mean, with respect to the Insurance Subsidiaries at any time, the Risk-Based Capital (as defined by the NAIC at such time and as computed in accordance with SAP) of the Insurance Subsidiaries (consolidated in accordance with SAP) at such time.

      "SAP" shall mean, with respect to any Insurance Subsidiary, the accounting procedures prescribed or permitted by the Applicable Insurance Regulatory Authority applied on a basis consistent with those that are indicated in Section 1.02.

      "Secured Parties" shall have the meaning assigned to such term in the Security Agreement.

      "Security Agreement" shall mean the Security Agreement, substantially in the form of Exhibit G, among Capsure, the Borrower, each Subsidiary Guarantor, any person that shall become a party thereto pursuant to Section 5.09 and the Collateral Agent.

      "Security Documents" shall mean the Pledge Agreement, the Security Agreement, each Mortgage, each Pledgeholder Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

      "Short Tail Insurance Line of Business" shall mean any line of business in the Insurance Business that is not, at the time of determination, a Long Tail Insurance Line of Business.

      "Standard & Poor's" shall mean Standard and Poor's Corporation.

      "Statement of Actuarial Opinion" shall mean, with respect to any Insurance Subsidiary, the Statement of Actuarial Opinion required to be filed with the Applicable Insurance Regulatory Authority in accordance with state law or, if such Applicable Insurance Regulatory Authority shall no longer require such a statement, information equivalent to that required to be included in the Statement of Actuarial Opinion that was filed immediately prior to the time such statement was no longer required.

      "Statutory Bank Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent is subject (a) with respect to the Base CD Rate (as such term is used in the definition of "Alternate Base Rate"), for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets which may be available from time to time to any Lender under such Regulation D. Statutory Bank Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

      "Statutory Surplus" or "Surplus" shall mean, with respect to any Insurance Subsidiary at any time, the amount set forth on line 25 of the Liabilities, Surplus and Other Funds Statement in the Annual Statement of such Insurance Subsidiary or line 26 of the Liabilities, Surplus and Other Funds Statement in the Quarterly Statement of such Insurance Subsidiary, in each case most recently delivered to the Administrative Agent and the Lenders pursuant to
Section 5.04 (or, in the case of any Insurance Subsidiary acquired after the date hereof that has not yet delivered any such statement to the Administrative Agent, in the Annual Statement or Quarterly Statement of such Insurance Subsidiary most recently filed with the Applicable Insurance Regulatory Authority) or, if such statement shall be modified, the equivalent item on any applicable successor form.

      "Stockholders' Equity" shall mean, at any date, for Capsure and its subsidiaries on a consolidated basis, stockholders equity at such date, determined in accordance with GAAP and after giving effect to all adjustments required thereby.

      "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or
(b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

      "Subsidiary" shall mean any subsidiary of the Borrower.

      "Subsidiary Guarantor" shall mean SI Acquisition Corp., NI Acquisition Corp., Surewest Financial Corp. and United Capitol Holding Company, Troy Fain Insurance, Inc., Pin Oak Petroleum Inc., Capsure Agency Holding Corp., APGO Drilling & Production Services, Capital Dredge & Dock Corp., Cogburn Pump & Supply Co., Condor Pipe, Incorporated, Crowder Tank, Inc., Del-Tex, Inc., Eagle Upsetters, Inc., Jim Williams & Associates, Inc., Martin Pipe Co., Inc., Nucorp Compressor, Inc., Nucorp Management Company, Nucorp Properties, Inc., SMCI Incorporated, Superior Allied Products, Inc., Sweetwater Pump & Supply, Inc., Taylor Rig and Equipment Company and Wildcat Supply, Inc., and each person that shall become a Subsidiary Guarantor pursuant to Section 5.09.

      "Surplus Relief Reinsurance Agreement" shall mean any agreement whereby any Insurance Subsidiary either assumes or cedes business under a Reinsurance Agreement that would be considered a "financing-type" reinsurance agreement and is entered into solely for the purpose of impacting or affecting the income statement of such Insurance Subsidiary.

      "Tax Sharing Agreement" shall mean each Tax Sharing Agreement (including each Borrower Tax Sharing Agreement) as in effect on the date hereof between
(a) Capsure and the Borrower, (b) the Borrower and any of its subsidiaries or
(c) any subsidiary of the Borrower and any other subsidiary of the Borrower.

      "Total Cash Flow Sources" shall mean, at any measurement date, for the period of four consecutive fiscal quarters preceding such measurement date (the "Reference Period"), the sum, without duplication, of (a)(i) in the case of Western Surety, United Capitol and, for any measurement date occurring after the completion of three consecutive fiscal quarters immediately following the fiscal quarter during which the acquisition thereof is consummated in accordance with Section 6.05, any Insurance Subsidiary (other than any Insurance Subsidiary that is a subsidiary of any other Insurance Subsidiary) hereafter acquired, (A) the capacity to pay Ordinary Dividends (calculated as if the measurement date is the end of a calendar year and determined by reference to the regulations governing the payment of dividends by insurance companies to insurance holding companies promulgated by the Applicable Insurance Regulatory Authority as in effect from time to time) of such persons during the Reference Period or (B) if such Ordinary Dividends have not been paid during the Reference Period, the aggregate amount of dividends actually paid during the Reference Period by such persons or (ii) for purposes of determining compliance with Section 6.05 (c)(ii)(H), and for any measurement date occurring prior to the completion of three consecutive fiscal quarters immediately following the fiscal quarter during which the acquisition thereof is consummated in accordance with Section 6.05 (but occurring after the date on which such acquisition is consummated), the capacity to pay Ordinary Dividends (calculated as if the measurement date is the end of a calendar year and determined by reference to the regulations governing the payment of dividends by insurance companies to insurance holding companies promulgated by the Applicable Insurance Regulatory Authority as in effect from time to time) during the Reference Period of any Insurance Subsidiary hereafter acquired, calculated as if such Subsidiary had been a Subsidiary as of the first day of the Reference Period, (b)(i) EBIDA during the Reference Period of all Subsidiaries (other than Insurance Subsidiaries and subsidiaries of Insurance Subsidiaries) now owned and, for any measurement date occurring after the completion of three consecutive fiscal quarters immediately following the fiscal quarter during which the acquisition thereof is consummated in accordance with Section 6.05, any Subsidiary (other than Insurance Subsidiaries and subsidiaries of Insurance Subsidiaries) hereafter acquired and (ii) for purposes of determining compliance with Section 6.05(c)(ii)(H), and for any measurement date occurring prior to the completion of three consecutive fiscal quarters immediately following the fiscal quarter during which the acquisition thereof is consummated in accordance with Section 6.05 (but occurring after the date on which such acquisition is consummated), EBIDA during the Reference Period of any Subsidiary (other than Insurance Subsidiaries and subsidiaries of Insurance Subsidiaries) hereafter acquired, calculated as if such Subsidiary had been a Subsidiary as of the first day of the Reference Period, (c)(i) in the case of any direct subsidiary of the Borrower existing on the date hereof and, for any measurement date occurring after the completion of three consecutive fiscal quarters immediately following the fiscal quarter during which the acquisition thereof is consummated in accordance with Section 6.05, any other direct subsidiary of the Borrower hereafter acquired, the net payments (determined without giving effect to the tax benefit resulting from the payment of interest under the Existing Credit Facilities) required to be made to the Borrower during the Reference Period under the Borrower Tax Sharing Agreements by such persons and (ii) for purposes of determining compliance with Section 6.05
(c)(ii)(H), and for any measurement date occurring prior to the completion of three consecutive fiscal quarters immediately following the fiscal quarter during which the acquisition thereof is consummated in accordance with Section
6.05 (but occurring after the date on which such acquisition is consummated), the net payments that would have been required to have been made to the Borrower under the Borrower Tax Sharing Agreements during the Reference Period by any direct subsidiary of the Borrower hereafter acquired, assuming such Subsidiary had been a Subsidiary as of the first day of the Reference Period, and (d) cash received by the Borrower during the Reference Period (or, for any Reference Period that includes one or more of the four consecutive fiscal quarters ended March 31, 1994, by Capsure during any of such fiscal quarters included in such Reference Period) as a result of income from management fees earned and income (determined in accordance with GAAP) from Invested Assets of the Borrower or Capsure, as applicable. The term "Total Cash Flow Sources" shall in all cases exclude the aggregate amount of Extraordinary Dividends and extraordinary distributions or other payments received by the Borrower during the applicable Reference Period.

      "Total Cash Flow Uses" shall mean, for any period of four consecutive fiscal quarters, the sum, without duplication, of (a) the aggregate amount of Commitment reductions required under Section 2.09(b) and Section 2.09(c) during such period to the extent that the amount of Commitments outstanding after any such reduction is less than the greatest amount of Loans that has been outstanding at any time since the Closing Date before giving effect to such reduction, (b) the aggregate amount of Indebtedness required to be repaid by Capsure and its subsidiaries during such period, (c) Interest Expense of Capsure and its subsidiaries during such period, (d) the aggregate amount of taxes paid by the Borrower or Capsure during such period, (e) the aggregate amount of dividends, distributions or other payments made by the Borrower to Capsure during such period (excluding dividends, distributions or other payments, made pursuant to Section 6.06(b)(iv), in an aggregate amount of up to $20,000,000 since the Closing Date, so long as the Borrower has cash and Cash Equivalents equal to the amount of any such excluded dividend, distribution or other payment immediately prior to the payment thereof) and (f) any other expenses of the Borrower and the Subsidiaries during such period and any other uses of cash by Capsure (excluding expenses of Capsure for which dividends have been paid to Capsure under Section 6.06(b)(ii) to the extent such dividends have been included under clause (e) of this definition) and its subsidiaries (other than Insurance Subsidiaries) during such period (including dividends or other distributions in respect of the capital stock of Capsure and its subsidiaries), in each case to the extent not otherwise included in EBIDA during such period of such Subsidiaries (other than Insurance Subsidiaries).

      "Total Debt" shall mean, at any time, the aggregate amount of Funded Indebtedness at such time.

      "Transactions" shall have the meaning assigned to such term in Section
3.02.

      "Transferee" shall have the meaning assigned to such term in Section 2.17.

      "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the LIBO Rate and the Alternate Base Rate.

      "United States Government Securities" shall mean direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, any agency thereof, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, the Student Loan Market Association, the Federal Home Loan Bank or the Federal Farm Credit Bank.

      "Western Surety" shall mean Western Surety Company, a South Dakota corporation.

      "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

      "United Capitol" shall mean United Capitol Insurance Company, a Wisconsin corporation.

      "Zell Entities" shall mean (a) each of Equity Holdings and Arlington so long as Samuel Zell, Ann Lurie and the persons specified in clauses (b) and (c) of this definition, collectively, (i) shall Control each such entity and (ii) shall own, directly and indirectly, beneficially and of record, at least 51% of the aggregate ordinary voting power represented by the issued and outstanding capital stock or general partnership interests of each such entity, (b) trusts created for the benefit of Samuel Zell, Ann Lurie or their respective immediate family members and (c) any other person Controlled by Samuel Zell or the trusts specified in clause (b) of this definition.

      SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or, to the extent such terms apply to an Insurance Subsidiary, SAP, in each case as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP or SAP (and the NAIC and the Insurance Regulatory Information System), as applicable, as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing Capsure's audited financial statements referred to in Section 3.05 or the Insurance Subsidiaries' financial statements filed with their respective Applicable Insurance Regulatory Authorities, as the case may be.

                                   ARTICLE II

                                  THE CREDITS

      SECTION 2.01. Commitments. Upon the terms and subject to the conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrower, at any time and from time to time on or after the Closing Date and until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding not to exceed (after giving effect to all Loans repaid) an amount equal to the Commitment set forth opposite such Lender's name on Schedule 2.01, as such Commitment may be reduced from time to time pursuant to Section 2.09. Within the limits set forth in the preceding sentence, the Borrower may borrow, pay or prepay and reborrow Loans on or after the Closing Date and prior to the Maturity Date, upon the terms and subject to the conditions and limitations set forth herein.

      SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising each Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or, if less, an aggregate principal amount equal to the remaining balance of the Commitments).

      (b) Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request pursuant to Section 2.03. Each Lender may at its option fulfill its Commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and the applicable Note. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in an aggregate of more than three separate Eurodollar Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

      (c) Subject to paragraph (e) below, each Lender shall make a Loan in the amount of its pro rata portion, as determined under Section 2.14, of each Borrowing hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

      (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

      (e) The Borrower may refinance all or any part of any Borrowing with a Borrowing of the same or a different Type, subject to the conditions and limitations set forth in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with Section
2.04 or 2.10, as applicable, with the proceeds of a new Borrowing, and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Administrative Agent or by the Administrative Agent to the Borrower pursuant to paragraph (c) above.

      SECTION 2.03. Notice of Borrowings. Except in the case of the Credit Event occurring on the Closing Date (which shall consist solely of an ABR Borrowing), the Borrower shall give the Administrative Agent written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before a proposed borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business Day before a proposed borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (a) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (b) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (c) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If the Borrower shall not have given notice in accordance with this Section 2.03 of its election to refinance a Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender's portion of the requested Borrowing.

      SECTION 2.04. Notes; Repayment of Loans. The Loans made by each Lender shall be evidenced by a Note, duly executed on behalf of the Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of such Lender in a principal amount equal to such Lender's Commitment. The outstanding principal balance of each Loan, as evidenced by such a Note, shall be payable on the last day of the Interest Period applicable to such Loan and on the Maturity Date. Each Note shall bear interest from and including the date of the first Borrowing hereunder on the outstanding principal balance thereof as set forth in Section 2.06. Each Lender shall, and is hereby authorized by the Borrower to, endorse on the schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender's internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes. Such a notation shall be conclusive absent manifest error.

      SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, the following fees (each, a "Commitment Fee"): (i) on the Closing Date, a Commitment Fee of 3/8 of 1% per annum on the average daily unused amount of the Commitment of such Lender during the period from and including the date on which such Lender's Commitment was accepted to but excluding the Closing Date and (ii) on the last day of March, June, September and December in each year, and on the date on which the Commitment of such Lender shall be terminated as provided herein, a Commitment Fee equal to the Applicable Commitment Fee Percentage on the average daily unused amount of the Commitment of such Lender during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date or the date on which the Commitment of such Lender shall be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

      (b) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter at the times set forth in the Fee Letter.

      (c) The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders other than Chemical Bank, the participation fees (the "Participation Fees") set forth in the Fee Letter on the Closing Date.

      (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances, absent manifest error in the calculation thereof.

      SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when such interest is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin at the time in effect.

      (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect at the time of the making of such Loans.

      (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

      (d) Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

      SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the

Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to but excluding the date of actual payment (after as well as before judgment) at a rate per annum (computed on the same basis as an ABR Loan) equal to the rate that would at the time be applicable to an ABR Loan under Section 2.06 plus 2% per annum.

      SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to Lenders having at such time Commitments representing at least 20% of the total Commitments at such time of making or maintaining their Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

      SECTION 2.09. Termination and Reduction of Commitments. (a) The Commitments shall be automatically and permanently terminated on the Maturity Date.

      (b) The Commitments shall be automatically and permanently reduced on each of the following dates in the amounts corresponding to such dates as set forth below:

                      Date                                  Commitment Reduction
                 March 31, 1996                             $12,500,000
                 September 30, 1996                         $12,500,000
                 March 31, 1997                             $12,500,000
                 September 30, 1997                         $12,500,000
                 March 31, 1998                             $15,000,000
                 September 30, 1998                         $15,000,000
                 March 31, 1999                             $17,500,000
                 September 30, 1999                         $17,500,000
                 March 31, 2000                             $20,000,000

     (c) The Commitments shall be automatically and permanently reduced (i) upon the payment of any dividend or other distribution in respect of the capital stock of the Borrower, any redemption, repurchase or retirement by the Borrower of any shares of its capital stock or any other cash payment from the Borrower or any of its subsidiaries to Capsure (other than Excluded Dividends and distributions in the form of additional capital stock of the Borrower), such reduction to be in an amount equal to the amount of such dividend, distribution, redemption, repurchase or other cash payment and (ii) upon any sale or other disposition permitted hereunder of assets (other than sales or dispositions of Invested Assets) by Capsure, the Borrower or any Subsidiary Guarantor (other than sales or other dispositions of assets in an amount not exceeding $2,000,000 in the aggregate in any fiscal year), such reduction to be in an amount equal to 100% of the net proceeds (after sales commissions, other expenses incurred in connection with such sale or disposition and a reasonable estimate of taxes payable in connection with such sale or disposition) of such sale or disposition. Commitment reductions pursuant to this paragraph (c) shall be applied pro rata against the reductions required under paragraph (b) above.

     (d) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000. Reductions pursuant to this paragraph (d) shall be applied, first, in any six-month period, against the next succeeding reduction required during such six-month period under paragraph (b) above and, thereafter, pro rata against the remaining reductions required under paragraph
(b) above.

     (e) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to the date of such termination or reduction.

     SECTION 2.10. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least two Business Days' prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000.

     (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.09, the Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the aggregate principal amount of the Loans outstanding on such date will not exceed the aggregate Commitments on such date (after giving effect to such termination or reduction).

     (c) On the date of any sale or transfer of any capital stock (or securities convertible into such capital stock) of United Capitol Holding Company to the Rightholder pursuant to the exercise of the Right, the Borrower shall pay or prepay the Borrowings in an amount equal to the proceeds received by NI Acquisition Corp. from such sale or transfer.

     (d) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this
Section 2.10 shall be subject to Section 2.13 but otherwise without premium or penalty. All prepayments under this Section 2.10 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

     SECTION 2.11. Lender Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change (other than any such change that is reflected in the applicable LIBO
Rate) in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender, Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or by any political subdivision or state or taxing authority therein), or shall impose, modify or deem applicable any reserve, deposit insurance, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder or under the Notes (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

     (b) If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing or in the interpretation or administration after the date hereof of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

     (c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

     (d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period, provided that if such Lender shall not have notified the Borrower, within 90 days after the date on which such Lender shall have become aware of such increased costs or reductions, that such Lender will demand compensation for such increased costs or reductions, the Borrower's obligation to compensate such Lender for such increased costs or reductions shall be limited to increased costs or reductions accruing from and including the day that is 90 days prior to the date on which such Lender notifies the Borrower that such Lender will demand such compensation. The protection of this Section
2.11 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

     (e) Each Lender will, at the request of the Borrower, designate a different lending office if such designation (i) will avoid the need for, or minimize the amount of, any compensation to which such Lender is entitled pursuant to this Section 2.11 and (ii) will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

     SECTION 2.12. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar

Loan, then, by written or telecopy notice to the Borrower and to the Administrative Agent, such Lender may:

          (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

          (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under subparagraph (i) or
(ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

     (b) For purposes of this Section 2.12, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

     SECTION 2.13. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of
(a) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow or to refinance any Loan hereunder after irrevocable notice of such borrowing or refinancing has been given pursuant to Section 2.03, (c) any payment or prepayment of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto or (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise), including, in each such case, any loss or expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or expense shall be equal to the sum of (a) such Lender's actual costs and expenses incurred (other than any lost profits) in connection with, or by reason of, any of the foregoing events and (b) the excess, if any, as determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid or not borrowed (assumed to be the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date of such failure) over (ii) the amount of interest (as determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error.

     SECTION 2.14. Pro Rata Treatment. Except as required under Section 2.12, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each refinancing of any Borrowing with a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing, computed in accordance with Section 2.01, to the next higher or lower whole dollar amount.

     SECTION 2.15. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, such Lender shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.15 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

     SECTION 2.16. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 noon, New York City time, on the date when due in dollars to the Administrative Agent for the account of the Administrative Agent or the Lenders, as the case may be, at the Administrative Agent's offices at 270 Park Avenue, New York, New York, in immediately available funds.

     (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

     SECTION 2.17. Taxes. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.16, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding
(i) income taxes imposed on the net income of the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity a "Transferee")) and (ii) franchise taxes imposed on the net income of the Administrative Agent or any Lender (or Transferee), in each case by the jurisdiction under the laws of which the Administrative Agent or such Lender (or Transferee) is organized or any political subdivision thereof or state therein (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, "Taxes"). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Lender (or any Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional amounts payable under this Section 2.17) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").

     (c) The Borrower will indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability prepared by a Lender or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date any Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor.

     (d) If a Lender (or Transferee) or the Administrative Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 2.17, it shall promptly notify the Borrower of the availability of such refund claim and shall make a claim to such Governmental Authority for such refund at the Borrower's expense. If a Lender (or Transferee) or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this
Section 2.17, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or Transferee) or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund to such Governmental Authority.

     (e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant Governmental Authority, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

     (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.17 shall survive the payment in full of the principal of and interest on all Loans made hereunder and of all other Obligations.

     (g) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224, or in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.17(g), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.17(g) that such Non-U.S. Lender is not legally able to deliver.

     (h) The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (g) above.

     (i) Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

     (j) Nothing contained in this Section 2.17 shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     Each of the Borrower and Capsure represents and warrants to each Lender and the Administrative Agent that:

     SECTION 3.01. Organization; Powers. Each of Capsure, the Borrower and each of the Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except for those jurisdictions in which the failure to so qualify would not result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

     SECTION 3.02. Authorization. The execution, delivery and performance by each of the Borrower, Capsure, each Subsidiary Guarantor and each other Subsidiary of each of the Loan Documents, the borrowings hereunder and the creation of the security interests contemplated by the Security Documents (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of any material law, statute, rule or regulation, or of the certificate of incorporation or other constitutive documents or by-laws of Capsure, the Borrower or any of the Subsidiaries, (B) any order of any Governmental Authority or (C) any provision of any indenture or other material agreement or instrument to which Capsure, the Borrower or any of the Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture or other material agreement or instrument or (iii) except for the Liens created by the Security Documents, result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Capsure, the Borrower or any of the Subsidiaries.

     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Capsure and the Borrower and constitutes, and each other Loan Document to which Capsure, the Borrower, any Subsidiary Guarantor or any other Subsidiary is a party, when executed and delivered by it will constitute, a legal, valid and binding obligation of Capsure, the Borrower, such Subsidiary Guarantor or such Subsidiary, as the case may be, enforceable against it in accordance with its terms.

     SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except (a) such filings as are necessary to record and perfect the security interest created by the Security Documents and (b) such as have been made or obtained and are in full force and effect.

     SECTION 3.05. Financial Statements. Capsure has heretofore furnished to the Lenders (a) its consolidated and consolidating balance sheets and statements of income and changes in financial condition as of and for the fiscal year ended December 31, 1993, prepared in accordance with GAAP and audited by and accompanied by the opinion of Capsure's independent public accountants on the date hereof or other independent public accountants reasonably satisfactory to the Required Lenders, and (b) the Annual Statement of each of the Insurance Subsidiaries for the fiscal year ended December 31, 1993, prepared in accordance with SAP and filed with such Insurance Subsidiary's Applicable Insurance Regulatory Authority. All the foregoing financial statements that were prepared in accordance with GAAP present fairly the financial condition and results of Capsure and its subsidiaries and all the foregoing statements that were prepared in accordance with SAP present fairly the statutory assets, liabilities, capital and surplus, results of operations and cash flows of the applicable Insurance Subsidiary, in each case as of the relevant dates and for the relevant periods. All the foregoing balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Capsure and its subsidiaries or such Insurance Subsidiary, as the case may be, as of the dates thereof.

     SECTION 3.06. No Material Adverse Change. There has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of Capsure and its subsidiaries, taken as a whole, since December 31, 1993.

     SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of Capsure, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

     (b) Each of Capsure, the Borrower and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of Capsure, the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

     SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all subsidiaries of each of Capsure and the Borrower and the percentage ownership interest of Capsure or the Borrower therein. All outstanding shares of the capital stock of each Subsidiary are fully paid and nonassessable and are owned beneficially and of record as set forth in Schedule 3.08, free and clear of all Liens and encumbrances whatsoever, except such as are created pursuant to the Security Documents. There are no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights) or other agreements or commitments of any nature relating to any capital stock of any Subsidiary, other than the Right.

     SECTION 3.09. Litigation; Compliance with Laws. (a) There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Capsure or the Borrower, threatened against or affecting Capsure, the Borrower or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could individually or in the aggregate, result in a Material Adverse Effect, other than any litigation arising in the ordinary course of business of any Insurance Subsidiary in connection with which recourse is sought against insurance policies or bonds issued by such Insurance Subsidiary or obligations arising in connection with such insurance policies or bonds.

     (b) None of Capsure, the Borrower or any Subsidiary is in violation of any law, rule or regulation, nor is Capsure, the Borrower or any Subsidiary in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, including any Applicable Insurance Regulatory Authority of any Insurance Subsidiary, where such violation or default could reasonably be expected to result in a Material Adverse Effect. None of the Transactions will violate any judgment, writ, injunction or decree of any Governmental Authority, including any Applicable Insurance Regulatory Authority of any Insurance Subsidiary, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.10. Agreements. (a) None of Capsure, the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect or an impairment of the rights of or benefits available to the Administrative Agent or any of the other Lenders under any Loan Document.

     (b) None of Capsure, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect or an impairment of the rights of or benefits available to the Administrative Agent or any of the other Lenders under any Loan Document.

     SECTION 3.11. Federal Reserve Regulations. (a) None of Capsure, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, U or X.

     SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. None of Capsure, the Borrower or any of the Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the preamble to this Agreement.

     SECTION 3.14. Tax Returns. Each of Capsure and its subsidiaries has filed or caused to be filed all Federal, all state and all local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which Capsure or the applicable subsidiary shall have set aside on its books adequate reserves.

     SECTION 3.15. No Material Misstatements. The information, reports, financial statements, exhibits and schedules furnished by or on behalf of Capsure or any of its subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, did not contain, does not contain and will not contain any material misstatement of fact and did not omit, does not omit and will not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading. The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by Capsure to be reasonable as of the date such projections and pro forma financial information were furnished by Capsure. Such pro forma financial information was prepared in accordance with GAAP or SAP, as applicable.

     SECTION 3.16. Employee Benefit Plans. Each of Capsure, the Borrower and each of their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the final effective regulations and published interpretations of general applicability thereunder. No Reportable Event has occurred in respect of any Plan of Capsure, the Borrower or any such ERISA Affiliate. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $250,000 the value of the assets of such Plan and the present value of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto, exceed by more than $250,000 the value of the assets of all such underfunded Plans. None of Capsure, the Borrower or any ERISA Affiliate has incurred any Withdrawal Liability that materially adversely affects the financial condition of Capsure, the Borrower and their ERISA Affiliates, taken as a whole. None of Capsure, the Borrower or any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or can reasonably be expected to result in an increase in the contributions required to be made to such Plan that would materially and adversely affect the financial condition of Capsure, the Borrower and their ERISA Affiliates, taken as a whole.

     SECTION 3.17. Environmental and Safety Matters. Except as set forth on
Schedule 3.17, Capsure and each of its subsidiaries is in compliance in all material respects with all applicable Environmental and Safety Laws. Except as set forth on Schedule 3.17, neither Capsure nor any of its subsidiaries has received notice of any material failure so to comply. Capsure's and each of its subsidiaries' facilities do not store, release or dispose of any Hazardous Substances in violation of any applicable Environmental and Safety Laws.
Except as set forth on Schedule 3.17, neither Capsure nor the Borrower is aware, after reasonable inquiry, of any events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.18. Security Documents. (a) The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and the proceeds thereof and, when the stock that is to be pledged as Collateral is delivered to the Collateral Agent, the Pledge Agreement shall constitute a fully perfected first priority lien on, and security interest in, all right, title and interest of Capsure, the Borrower, each Subsidiary Guarantor and each other Subsidiary party thereto (other than any interest represented by the Right) in such Collateral and the proceeds thereof, in each case prior and superior in right to any other person.

     (b) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and proceeds thereof, and when financing statements in appropriate form are filed in the offices specified on Schedule 3.18(b), the Lien created under the Security Agreement will constitute a fully perfected lien on, and security interest in, all right, title and interest of Capsure, the

Borrower and each Subsidiary Guarantor party thereto in such Collateral and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

     SECTION 3.19. Absence of Certain Restrictions. Except as required by law, rule or regulation or by any Governmental Authority, including any Applicable Insurance Regulatory Authority, no indenture, certificate of designation for preferred stock, agreement or instrument to which any Subsidiary is a party will, directly or indirectly, prohibit or restrain the payment of dividends by such Subsidiary. As of the Closing Date, no such indenture, certificate, agreement or instrument to which Capsure, the Borrower or any Subsidiary is a party will require the prepayment of any amounts owed by Capsure, the Borrower or such Subsidiary as a result of the consummation of the Transactions.

     SECTION 3.20. Reinsurance Agreements. Schedule 3.20 sets forth all the Reinsurance Agreements to which any Insurance Subsidiary is a party on the Closing Date, and the Borrower has delivered to the Administrative Agent copies of each such Reinsurance Agreement with respect to which the Administrative Agent has requested copies. On the Closing Date, each such Reinsurance Agreement is in full force and effect and none of Capsure, the Borrower, any Subsidiary or, to the best of the knowledge of Capsure and the Borrower, any other person party thereto is in default in respect of any material provision thereof.

     SECTION 3.21. Reserves. All reserves and other liabilities with respect to insurance contracts reflected in each Annual Statement or Quarterly Statement of each Insurance Subsidiary filed with an Applicable Insurance Regulatory Authority since December 31, 1993 or delivered to any Lender or the Administrative Agent ("Reserve Liabilities"), (a) were determined in accordance with generally accepted actuarial standards consistently applied, (b) were fairly stated in accordance with sound actuarial principles, (c) were based on actuarial assumptions that were in accordance with or more conservative than those appropriate (in the reasonable determination of the applicable Insurance Subsidiary) for the related insurance policies, (d) met the requirements of the applicable insurance laws, rules and regulations of their respective states of domicile and met in all material respects the requirements of the applicable insurance laws, rules and regulations of each other jurisdiction in which they are licensed to write insurance contracts and (e) reflected (on a net basis) the related reinsurance, coinsurance and other similar agreement of such
Insurance Subsidiary.   Adequate provision for all such Reserve Liabilities has
been made (under generally accepted actuarial principles consistently applied) to cover the total amount of matured and unmatured benefits, claims and other liabilities of such Insurance Subsidiary under all insurance policies under which such Insurance Subsidiary has any liability (including any liability arising under or as a result of any reinsurance, coinsurance or other similar agreement) on the respective dates of the Annual Statements or Quarterly Statements based on commonly accepted actuarial assumptions as to future contingencies that are reasonable and appropriate under the circumstances.


                                   ARTICLE IV

                             CONDITIONS OF LENDING

     The obligations of the Lenders to make Loans (each making of a Loan, a "Credit Event") hereunder are subject to the satisfaction of the following conditions:

     SECTION 4.01. All Credit Events. On the date of each Credit Event, including each Borrowing in which Loans are refinanced with new Loans as contemplated by Section 2.02(e):

     (a) The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.03.

     (b) The representations and warranties set forth in Article III hereof (except in the case of a refinancing that does not increase the aggregate principal amount of Loans outstanding) shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

     (c) Each of Capsure, the Borrower, each Subsidiary Guarantor and each other Subsidiary shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

     (d) In the case of any Borrowing other than a Borrowing the proceeds of which are to be used for general corporate purposes in the ordinary course of the Borrower's business (including funding the working capital requirements of the Borrower and the Subsidiaries), no person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) other than the Zell Entities shall own, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Capsure.

     Each Credit Event shall be deemed to constitute a representation and warranty by Capsure and the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

     SECTION 4.02. First Credit Event. On the Closing Date:

     (a) Each Lender shall have received a duly executed Note complying with the provisions of Section 2.04.

     (b) The Administrative Agent shall have received a favorable written opinion of Rosenberg & Liebentritt, P.C., counsel for Capsure and the Borrower, to the effect set forth in Exhibit E hereto, dated the Closing Date and addressed to the Administrative Agent and the Lenders, and Capsure and the Borrower hereby instruct such counsel to deliver such opinion to the Administrative Agent.

     (c) All legal matters incident to this Agreement and the Borrowings hereunder shall be satisfactory to the Lenders and their counsel and to Cravath, Swaine & Moore, counsel for the Administrative Agent.

     (d) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of Capsure, the Borrower and each Subsidiary Guarantor, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of Capsure, the Borrower and each Subsidiary Guarantor as of a recent date from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of Capsure, the Borrower and each Subsidiary Guarantor dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of Capsure, the Borrower or such Subsidiary Guarantor, as the case may be, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Capsure, the Borrower or such Subsidiary Guarantor, as the case may be (or a duly authorized committee thereof), authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date, (C) that the certificate or articles of incorporation of Capsure, the Borrower or such Subsidiary Guarantor, as the case may be, have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of Capsure, the Borrower or such Subsidiary Guarantor, as the case may be; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders or their counsel or Cravath, Swaine & Moore, counsel for the Administrative Agent, may reasonably request.

     (e) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of each of Capsure and the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

     (f) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date.

     (g) The Pledge Agreement shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, and all the outstanding capital stock of the Borrower and each of Western Surety, United Capitol and the other Subsidiaries listed on Schedule 4.02(g) shall have been duly and validly pledged thereunder to the Collateral Agent for the ratable benefit of the Secured Parties and certificates representing such shares, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent.

     (h) The Security Agreement shall have been duly executed by Capsure, the Borrower, the Subsidiary Guarantors and the Collateral Agent and shall be in full force and effect, and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and perfected first priority security interest in or lien on the Collateral described in such agreement shall have been delivered to the Collateral Agent.

     (i) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to Capsure, the Borrower and each Subsidiary Guarantor in the states (or other jurisdictions) in which the chief executive offices of such persons are located, or in which any offices of such persons in which records have been kept relating to accounts receivable are located, and in the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding subsection, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been released.

     (j) The Collateral Agent shall have received a Perfection Certificate with respect to each of Capsure, the Borrower and the Subsidiary Guarantors dated the Closing Date and duly executed by a Financial Officer of each of Capsure and the Borrower.

     (k) The Guarantee Agreement shall have been duly executed by the Subsidiary Guarantors and delivered to the Collateral Agent, and shall be in full force and effect.

     (l) The Indemnity, Subrogation and Contribution Agreement shall have been duly executed by the Borrower and the Subsidiary Guarantors and delivered to the Collateral Agent, and shall be in full force and effect.

     (m) All amounts due under the Existing Credit Facilities shall have been repaid in full, the commitments thereunder shall have been permanently terminated and all obligations thereunder and security interests relating thereto shall have been discharged, and the Administrative Agent shall have received satisfactory evidence of such repayment, termination and discharge.

     (n) The Lenders shall be reasonably satisfied that Capsure has made (or shall make, contemporaneously with the initial Borrowing hereunder) the Equity Contribution.

     (o) All requisite Governmental Authorities and third parties shall have approved or consented to (or, if applicable law or regulation provides that approval or consent of the requisite Governmental Authority shall be deemed to have been granted if no disapproval is issued within a specified period, such Governmental Authority did not disapprove within such specified period) the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or would have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

     (p) There shall be no litigation or administrative proceedings or other legal or regulatory developments with respect to Capsure or any of its subsidiaries (including any governmental policy or initiative relating to insurance), actual or overtly threatened, that, in the reasonable judgment of the Lenders, could reasonably be expected to result in a Material Adverse Effect or an impairment of the rights of or benefits available to the Administrative Agent or any of the other Lenders under any Loan Document.

     (q) There shall have been no material adverse change with respect to the business, assets, financial condition, prospects or material agreements of Capsure and its subsidiaries, taken as a whole, since December 31, 1993.

     (r) The Lenders shall have received (i) the management letter from Coopers & Lybrand for the fiscal year 1992 (together with any response thereto prepared by Capsure) and (ii) a reasonably satisfactory consolidated balance sheet and income statement of Capsure and its subsidiaries as of and for the year ended December 31, 1993, and the Lenders shall be reasonably satisfied that such balance sheet and income statement are not materially inconsistent with the projections previously furnished to the Lenders.

     (s) The Lenders shall be reasonably satisfied with (i) the tax position, including the amount of the Available Net Operating Losses, of Capsure and its subsidiaries, (ii) the arrangements for tax sharing, including the terms and provisions of the Tax Sharing Agreements, among Capsure and its subsidiaries and (iii) all other legal, tax and accounting matters relating to the Transactions and the other transactions contemplated hereby.

     (t) The Lenders shall be reasonably satisfied with the nature and amount of any contingent liabilities of Capsure and its subsidiaries (including environmental, pension and tax liabilities) and the amount of reserves established by Capsure and its subsidiaries in connection therewith.

     (u) The Lenders shall be reasonably satisfied with the amount, terms and provisions of all Indebtedness of Capsure and its subsidiaries that will be outstanding as of the Closing Date as set forth on Schedule 6.01.

     (v) The Borrower shall have (i) extended the maturity date of the Subordinated Note (the "Subordinated Note") dated February 20, 1990, from NI Acquisition Corp. to Capsure (and contributed to the Borrower as part of the Equity Contribution) to a date not earlier than the Maturity Date (it being understood that such Subordinated Note shall continue to provide that no payments of principal of or interest on such note shall be made prior to such maturity date, as so extended) or (ii) forgiven the repayment of the Indebtedness evidenced thereby.


                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

     Each of the Borrower and Capsure covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, each of the Borrower and Capsure will, and will cause each of its subsidiaries to:

     SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

     (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is currently conducted and operated (or, in the case of any business acquired in a Permitted Acquisition, in substantially the manner in which it is conducted and operated on the date on which such Permitted Acquisition is consummated), which, in the case of any Insurance Subsidiary, may include the underwriting of property and casualty lines of business not currently underwritten by such person; comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

     SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; maintain sufficient insurance so that neither any Insurance Subsidiary nor any other Subsidiary will be considered a co-insurer or co-insurers; maintain such other insurance as may be required by law; and cause each insurance policy that is required by this Section 5.02 and insures any of the Collateral to be endorsed or otherwise amended to include a lender's loss payable endorsement (except in the case of liability policies) in form and substance reasonably satisfactory to the Collateral Agent and to name the Collateral Agent as an additional insured.

     SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with its terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Capsure or the applicable subsidiary thereof shall have set aside on its books, in accordance with GAAP, adequate reserves with respect thereto.

     SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent and each Lender:

     (a) within 105 days after the end of each fiscal year, its consolidated and consolidating balance sheets and related statements of income and changes in financial position, showing the financial condition of Capsure and its subsidiaries as of the close of such fiscal year and the results of their operations during such year, all audited by Coopers & Lybrand or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Capsure on a consolidated basis in accordance with GAAP consistently applied;

     (b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, the consolidated and consolidating balance sheets and related statements of income and changes in financial position, showing the financial condition of Capsure and its subsidiaries as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by a Financial Officer of each of Capsure and the Borrower as fairly presenting the financial condition and results of operations of Capsure on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

     (c) concurrently with any delivery of financial statements under paragraph
(a) or (b) above, a certificate of the accounting firm or Financial Officers opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.13, 6.14,
6.15 and 6.16;

     (d) as soon as available and in any event within 90 days after the end of each fiscal year, (i) the Statement of Actuarial Opinion of each Insurance Subsidiary for such fiscal year and as filed with the Applicable Insurance Regulatory Authority and (ii) the Annual Statement of each Insurance Subsidiary for such fiscal year and as filed with the Applicable Insurance Regulatory Authority, together with, in the case of the statements delivered pursuant to clause (ii) above, a certificate of a Responsible Officer of the Borrower to the effect that such statements present fairly the statutory assets, liabilities, capital and surplus, results of operations and cash flows of such Insurance Subsidiary in accordance with SAP;

     (e) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the Quarterly Statement of each Insurance Subsidiary for such fiscal quarter and as filed with the Applicable Insurance Regulatory Authority, certified by a Responsible Officer of the Borrower as fairly presenting the statutory assets, liabilities, capital and surplus, results of operations and cash flows of such Insurance Subsidiary;

     (f) as soon as available and in any event at least once each fiscal year and no later than 30 days after the completion thereof, an actuarial report of each Insurance Subsidiary, prepared by any independent actuarial or accounting firm of nationally recognized standing acceptable to the Required Lenders;

     (g) promptly after delivery to an Insurance Subsidiary, final copies of all regular and periodic reports of examinations of such Insurance Subsidiary, delivered to such Insurance Subsidiary by the Applicable Insurance Regulatory Authority;

     (h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it (and any filing on Schedule 13D or Schedule 13G with respect to the ownership of Capsure's equity securities) with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

     (i) upon the request of the Administrative Agent or the Required Lenders, and promptly following the preparation thereof, copies of each management letter prepared by Capsure's auditors (together with any response thereto prepared by Capsure);

     (j) as soon as available, and in any event no later than 90 days after the end of each fiscal year, a revised Schedule 3.20 as of such date, and, upon the request of the Administrative Agent or the Required Lenders, copies of any Reinsurance Agreement of any Insurance Subsidiary;

     (k) as soon as available, and in any event no later than 90 days after the end of each fiscal year, forecasted financial projections and summary data through the end of the then-current fiscal year, including a specification of the underlying assumptions, all certified by a Financial Officer of each of Capsure and the Borrower to be a fair summary of results and a good faith estimate of the forecasted financial projections and results of operations for such year;

     (l) at least ten Business Days prior to any Permitted Acquisition, financial projections covering the period from the date of such Permitted Acquisition through the Maturity Date giving effect to such Permitted Acquisition and demonstrating compliance by Capsure and its subsidiaries on a pro forma basis with the covenants in Article VI from and after the date of, and after giving effect to, such Permitted Acquisition through the Maturity Date;

     (m) promptly after receipt thereof, copies of any notices or other communications received by it with respect to the Pledged Securities (as defined in the Pledge Agreement);

     (n) at least 10 days' prior written notice of the payment of any dividend, distribution or other payment by the Borrower to Capsure or by Capsure to any holder of its capital stock if such dividend, distribution or payment will result in a reduction in the Commitments under Section 2.09(c);

     (o) no later than 90 days after the end of each fiscal year and within 10 days after any filing on Schedule 13D or Schedule 13G with respect to the ownership of Capsure's equity securities, a certificate of a Financial Officer and the chief legal officer of Capsure certifying that since the Closing Date there has been no "ownership change" within the meaning of Section 382(g) of the Code.

     (p) no later than 30 days after the end of each fiscal quarter, a certificate of a Responsible Officer of each of Capsure and the Borrower setting forth the aggregate amount of dividends, distributions and other payments paid by Capsure and the Borrower during such fiscal quarter and the aggregate cost basis of the Excluded Investments as of the last day of such fiscal quarter.

     (q) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Capsure or its subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

     SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly after any Responsible Officer of Capsure or the Borrower obtains knowledge thereof:

     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

     (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Capsure, the Borrower or any Subsidiary that, if adversely determined, could result in a Material Adverse Effect (other than any litigation arising in the ordinary course of business of any Insurance Subsidiary in connection with which recourse is sought against insurance policies or bonds issued by such Insurance Subsidiary or obligations arising in connection with such insurance policies or bonds);

     (c) any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect; and

     (d) any "ownership change" within the meaning of Section 382(g) of the Code.

     SECTION 5.06. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent and each Lender (i) as soon as possible after, and in any event within 30 days after any Responsible Officer of Capsure, the Borrower or any of their ERISA Affiliates knows or has reason to know that, any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of Capsure, the Borrower or any Subsidiary Guarantor to the PBGC in an aggregate amount exceeding $250,000, a statement of a Financial Officer of the Borrower setting forth details as to such Reportable Event and the action that Capsure, the Borrower or such Subsidiary Guarantor proposes to take with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice that Capsure, the Borrower or any of their ERISA Affiliates may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer of the Borrower setting forth details as to such failure and the action that Capsure, the Borrower or any ERISA Affiliate proposes to take with respect thereto, together with a copy of any such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by Capsure, the Borrower or such ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by Capsure, the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of Title IV of ERISA.

     SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and, with respect to any Insurance Subsidiary, SAP, and, upon reasonable notice, permit any representatives designated by any Lender to visit and inspect the financial records and the properties of Capsure or any of its subsidiaries at reasonable times and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Lender to discuss the affairs, finances and condition of Capsure or any of its subsidiaries with the officers thereof and, in the presence of representatives of Capsure if requested by Capsure, independent accountants therefor.

     SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in the preamble to this Agreement.

     SECTION 5.09. Further Assurances. (a) Execute and cause to be executed any and all further documents, financing statements, agreements and instruments, and take all further action (including (i) filing Uniform Commercial Code and other financing statements, (ii) executing and delivering a Mortgage and (iii) executing and delivering a Pledgeholder Agreement) that may be required under applicable law, or which the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests or liens created or intended to be created by the Security Documents. Each of Capsure and the Borrower agrees to provide such evidence as the Required Lenders shall reasonably request as to the perfection and priority status of such security interests and Lien.

     (b) (i) Cause each subsidiary created, and (to the extent required by Section 6.05(c)(ii)) each subsidiary acquired, by the Borrower or its subsidiaries from time to time in accordance with the terms of this Agreement and each existing Subsidiary (to the extent required by Section 6.05(c)(ii) and to the extent not a party thereto at such time) that acquires stock or assets in a Permitted Acquisition (A) to undertake the obligation of and to become a Subsidiary Guarantor under the Guarantee Agreement pursuant to one or more instruments or agreements substantially in the form of Annex 1 to the Guarantee Agreement, (B) to undertake the obligation of and to become a Subsidiary Guarantor under the Indemnity, Subrogation and Contribution Agreement pursuant to one or more instruments or agreements substantially in the form of Annex I thereto, (C) to undertake the obligation of and to become a Grantor under the Security Agreement pursuant to one or more instruments or agreements substantially in the form of Annex 1 to the Security Agreement, (D) to undertake the obligation of and to become a Pledgor under the Pledge Agreement pursuant to one or more instruments or agreements substantially in the form of Annex I to the Pledge Agreement, (E) to undertake the obligation of and become a Mortgagor under a Mortgage if such subsidiary acquires real property in such Permitted Acquisition and (F) to undertake the obligation of and become a Pledgor under a Pledgeholder Agreement to the extent required by
Section 5.14 and

(ii) pledge or cause to be pledged the shares of capital stock of any such created or acquired subsidiary (other than the capital stock of any acquired subsidiary, the stock of which may not be pledged due to any applicable insurance regulatory prohibition on such a pledge) to the Collateral Agent for the benefit of the Lenders pursuant to the Pledge Agreement or one or more agreements substantially in the form of Annex 1 to the Pledge Agreement.

     (c) Use its best efforts to obtain (as soon as the same practicably may be obtained) any approvals required in order for any subsidiary of an Insurance Subsidiary to grant any security interest or lien contemplated by Section 6.05(c)(ii)(E).

     (d) Use its best efforts to obtain, as soon as the same may practicably be obtained following receipt of a request from the Required Lenders, all requisite approvals and consents from the Applicable Insurance Regulatory Authority necessary to permit it to cause, as soon as practicable after receipt of such approvals, (i) the capital stock of each of Fischer Underwriting Group, Incorporated and United Capitol Managers, Inc. to be duly and validly pledged under the Pledge Agreement to the Collateral Agent for the ratable benefit of the Secured Parties, (ii) certificates representing such stock, accompanied by instruments of transfer and stock powers endorsed in blank, to be delivered to the Collateral Agent and (iii) each of Fischer Underwriting Group, Incorporated and United Capitol Managers, Inc. to become a party to each of the Security Documents, the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement.

     SECTION 5.10. Environmental and Safety Laws. (a) Comply with all Environmental and Safety Laws and obtain and comply with and maintain any and all licenses, approvals, registrations or permits required by Environmental and Safety Laws, except to the extent that failure so to comply or to obtain and comply with and maintain such licenses, approvals, registrations and permits does not have, and could not reasonably be expected to result in, a Material Adverse Effect.

     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental and Safety Laws and promptly comply with all lawful orders and directives of all Governmental Authorities in respect of Environmental and Safety Laws, except to the extent that the same are being contested in good faith by appropriate proceedings, the pendency of which would not have a Material Adverse Effect.

     (c) Notify the Administrative Agent and the Lenders of any of the following that is reasonably likely to have a Material Adverse Effect:

     (i) any Environmental Claim received by Capsure or any of its subsidiaries, including any such Environmental Claim seeking to cause Capsure of any of its subsidiaries to take or pay for any remedial, removal, response or cleanup or other action with respect to any Hazardous Substance contained on any property owned or leased by Capsure or any of its subsidiaries;

     (ii) any notice of any alleged violation of or knowledge by Capsure or any of its subsidiaries of a condition that might reasonably result in a violation of any Environmental and Safety Law; and

     (iii) any commencement or threatened commencement of any judicial or administrative proceeding or investigation alleging a violation or potential violation of any requirement of any Environmental and Safety Law by Capsure or any of its subsidiaries.

     SECTION 5.11. Risk-Based Capital. Cause each Insurance Subsidiary to maintain at all times Risk-Based Capital in an amount in excess of the level at which the Applicable Insurance Regulatory Authority may issue a corrective order or take any other action the effect of which is substantially equivalent to the issuance of a corrective order.

     SECTION 5.12. Insurance Regulatory Information System. Cause each Insurance Subsidiary to comply in all material respects with the requirements of the Insurance Regulatory Information System.

     SECTION 5.13. Investment Ratios. (a) Cause all Invested Assets (other than
(i) Excluded Investments and (ii) investments in the capital stock of any subsidiary, so long as such person owns, directly, beneficially and of record, shares representing at least 80% of the shares of each class of capital stock of such subsidiary before giving effect to such investment) owned by it or any of its subsidiaries (other than the Insurance Subsidiaries) to be in the form of cash, Cash Equivalents and Permitted Investments.

     (b) Cause at any time at least 90% of the Invested Assets of each Insurance Subsidiary (excluding investments in the capital stock of subsidiaries of such Insurance Subsidiary) to constitute Investment Grade Securities, cash and Cash Equivalents.

     (c) Cause each Insurance Subsidiary to own at any time Invested Assets (excluding investments in United States Government Securities), of which no single Invested Asset equals or exceeds 3% (or, in the case of any Invested Asset that is in the form of a Cash Equivalent, 6%) of the value of all Invested Assets owned by such Insurance Subsidiary at such time.

     SECTION 5.14. Deposit and Investment Accounts. (a) In the case of the Borrower, establish not later than 30 days after the Closing Date and thereafter maintain, and, in the case of the Borrower and its subsidiaries, cause each Subsidiary Guarantor (other than any Subsidiary Guarantor that is a subsidiary of any Insurance Subsidiary) to establish not later than 30 days after the Closing Date and thereafter maintain, all its collection or deposit accounts with the Collateral Agent.

     (b) (i) In the case of the Borrower, execute and deliver, and, in the case of the Borrower and its subsidiaries, cause each of Pin Oak Petroleum, Inc.and NI Acquisition Corp.to execute and deliver, to the Collateral Agent an effective Pledgeholder Agreement not later than 30 days after the Closing Date and (ii) in the case of the Borrower, execute and deliver, and, in the case of the Borrower and its subsidiaries, cause each Subsidiary Guarantor (other than any Subsidiary Guarantor that is an Insurance Subsidiary or a subsidiary of any Insurance Subsidiary) to execute and deliver, to the Collateral Agent an effective Pledgeholder Agreement substantially contemporaneously with the establishment by any such person after the date hereof of any brokerage, investment, money market or similar account with any person other than the Collateral Agent.

     SECTION 5.15. Fiscal Year. Cause its fiscal year to end on December 31 of each year.


                                   ARTICLE VI

                               NEGATIVE COVENANTS

     Each of the Borrower and Capsure covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any

Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower and Capsure will not, and will not cause or permit any of their respective subsidiaries to:

     SECTION 6.01. Indebtedness. Incur, create, issue, assume, guarantee or permit to exist any Indebtedness, except:

     (a) Indebtedness existing on the date hereof and set forth on Schedule 6.01, but not any extensions, renewals, replacements or refinancings of such Indebtedness;

     (b) in the case of the Borrower, Indebtedness consisting of the Borrowings hereunder;

     (c) in the case of the Borrower or any of its wholly owned Subsidiaries, Indebtedness assumed or incurred in connection with any Permitted Acquisition, so long as such Indebtedness is permitted to be so assumed or incurred under
Section 6.05(c)(ii);

     (d) in the case of Capsure, its guarantee of the Obligations pursuant to Article VIII; and

     (e) in the case of each Subsidiary Guarantor, its guarantee of the Obligations pursuant to the Guarantee Agreement.

     SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect thereof, except:

     (a) Liens on property or assets existing on the date hereof and set forth on Schedule 6.02, provided that such Liens shall secure only those obligations that they secure on the date hereof;

     (b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any wholly owned Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition,
(ii) such Lien does not apply to any other property or assets of Capsure or its subsidiaries and (iii) such Lien secures Indebtedness permitted by Section 6.01(c);

     (c) Liens for taxes not yet due or that are being contested in compliance with Section 5.03;

     (d) carriers', warehousemen's, mechanic's, materialmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due or that are being contested in compliance with Section 5.03;

     (e) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations other than in respect of employee benefit plans subject to ERISA;

     (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations (including reserves held by or deposited with regulatory agencies or guaranty funds), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (g) zoning restrictions, easements, servitudes, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Capsure or any of its subsidiaries;

     (h) Liens contemplated by the Security Documents; and

     (i) extensions, renewals and replacements of Liens referred to in clauses
(a) and (b) above; provided that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced and does not secure any Indebtedness in addition to that secured immediately prior to such extension, renewal or replacement.

     SECTION 6.03. Sale and Leaseback Transactions. Enter into any arrangement (a "Sale and Leaseback Transaction"), directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, provided that the Borrower or any Subsidiary may, in the ordinary course of business, enter into any Sale and Leaseback Transaction involving automobiles or office equipment if, after giving effect to such Sale and Leaseback Transaction, the aggregate purchase price of all property subject to Sale and Leaseback Transactions does not exceed $1,000,000.

     SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

     (a) investments existing on the date hereof;

     (b) investments by the Borrower, any Subsidiary Guarantor or any Insurance Subsidiary in the capital stock of any Insurance Subsidiary, so long as such capital stock has been pledged to the Collateral Agent under the Pledge Agreement;

     (c) investments permitted under Section 5.13;

     (d) in the case of any Guarantor, any Guarantee permitted by Section 6.01 hereof;

     (e) investments by the Borrower or any of its wholly owned Subsidiaries in capital stock in connection with Permitted Acquisitions so long as the Borrower, such wholly owned Subsidiary and any subsidiary formed or acquired in connection with such Permitted Acquisition shall have complied with Section 5.09; and

     (f) in the case of Capsure, the Borrower and the Subsidiaries (other than any Insurance Subsidiary), investments ("Excluded Investments") having a cost basis not in excess of $30,000,000 in the aggregate at any time less the sum, without duplication, of (i) the amount of dividends, distributions or other payments made by Capsure to any holder of its capital stock since the Closing Date, (ii) the amount expended by Capsure to repurchase, retire, redeem or otherwise acquire shares of its capital stock since the Closing Date and (iii) an amount equal to the excess of (A) the amount paid to the Rightholder or its successors or assigns by NI Acquisition Corp. to repurchase or redeem any capital stock (or securities convertible into such capital stock) purchased by the Rightholder pursuant to the exercise of the Right over

(B) the amount paid to NI Acquisition Corp. by the Rightholder to purchase such capital stock (or securities convertible into such capital stock) pursuant to the exercise of the Right.

     SECTION 6.05. Mergers, Consolidations and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (whether now owned or hereafter acquired) or any capital stock of any subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the capital stock or assets of any other person, except that (a) the Borrower and any Subsidiary may purchase and sell, transfer, lease or otherwise dispose of assets (including Invested Assets to the extent permitted hereunder) in the ordinary course of business on an arm's-length basis, (b) Capsure may purchase and sell, transfer, lease or otherwise dispose of Invested Assets to the extent permitted hereunder and (c) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing:

          (i) (A) any wholly owned Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and (B) any wholly owned Subsidiary (other than any Insurance Subsidiary) may merge into or consolidate with any other wholly owned Subsidiary (other than any Insurance Subsidiary) in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than the Borrower or a wholly owned Subsidiary receives any consideration;

          (ii) the Borrower or any of its wholly owned Subsidiaries (other than, except as contemplated by clause (C)(II) below, any Insurance Subsidiary) may make acquisitions of assets or capital stock, so long as
     (A) such acquisition shall not have been preceded by an unsolicited tender offer for such capital stock by Capsure or any of its Affiliates (it being understood that an unsolicited bid letter or other unsolicited expression of interest in an acquisition shall not constitute an unsolicited tender offer); (B) such acquisition and all transactions related thereto shall be consummated in accordance with applicable laws, including insurance laws and regulations and Regulations of the Board; (C) such acquisition shall constitute an acquisition of all or a portion of the assets of, or 100% of the common stock of, a corporation engaged in the Insurance Business (other than (I) acquisitions of all or a portion of the assets of, or 100% of the common stock of, corporations primarily engaged in the financial services business, the aggregate consideration paid in connection with which does not (when added together with all other acquisitions since the Closing Date of all or a portion of the assets of, or 100% of the common stock of, corporations primarily engaged in the financial services business) exceed $10,000,000 and (II) acquisitions by any Insurance Subsidiary of all or a portion of the assets of, or 100% of the common stock of, an insurance agency of such Insurance Subsidiary); (D) simultaneously with the acquisition thereof, all capital stock acquired in connection with such acquisition shall be duly and validly pledged to the Collateral Agent for the ratable benefit of the Secured Parties (other than the capital stock of any acquired Subsidiary, the stock of which may not be pledged due to an applicable insurance regulatory prohibition on such a pledge); (E)(I) a valid and perfected first priority security interest or lien in favor of the Collateral Agent for the ratable benefit of the Secured Parties shall be created in all assets acquired in connection with such acquisition, (x) in the case of any acquisition by the Borrower or any Subsidiary (other than any Insurance Subsidiary and any subsidiary of an Insurance Subsidiary), simultaneously with the acquisition thereof or (y) in the case of any acquisition by an Insurance Subsidiary or by a subsidiary of an Insurance Subsidiary, to the extent permitted by, and as soon as practicable after receipt of any approval required under, applicable law, ordinance or regulation and (II) a valid and perfected first priority security interest or lien in favor of the Collateral Agent for the ratable benefit of the Secured Parties shall be created in all the assets of any Subsidiary (other than any Insurance Subsidiary or any subsidiary of an Insurance Subsidiary, in each case except to the extent permitted by and as soon as practicable after receipt of any approval required under, applicable law, ordinance or regulation), the capital stock of which is acquired in connection with such acquisition, and any acquiring subsidiary or acquired or created Subsidiary that is required to grant a security interest or lien under this clause (E) shall become (to the extent not a party thereto at such time) a Grantor under the Security Agreement, a Pledgor under the Pledge Agreement and a Subsidiary Guarantor under the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement, in each case in accordance with Section 5.09, and the Borrower and any subsidiary shall execute and/or deliver any documents, financing statements, agreements and instruments (including a Mortgage, a Pledgeholder Agreement and, if requested by the Collateral Agent, an appraisal of any real property acquired in such acquisition) and take all action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Collateral Agent may request, in order to grant, preserve, protect and perfect any security interest or lien contemplated by this clause (E); (F) no capital stock or assets acquired in connection with such acquisition shall be subject to any Lien (other than Liens permitted by Section 6.02(b), (d) or (g)); (G) neither the Borrower nor any Subsidiary may assume or incur, directly or indirectly, any Indebtedness or other liability (including any contingent liability) in connection with such acquisition (other than (I) the Borrowings hereunder used to finance all or part of the purchase price of such acquisition, (II) liabilities in the ordinary course of business of the acquired business in an amount not in excess of $2,000,000, provided that the aggregate amount of liabilities assumed by the Borrower and the Subsidiaries, collectively, under this clause (G) (II) shall not exceed $10,000,000 since the Closing Date and (III) Insurance Liabilities incurred in the ordinary course of business of the acquired business); (H) Capsure and its subsidiaries shall satisfy, on a pro forma basis as of the date on which such acquisition is consummated, after giving effect to such acquisition as if it had occurred on the first day of the most recently completed period of four consecutive fiscal quarters preceding the date on which such acquisition is consummated, the covenants set forth in Sections 6.13, 6.14, 6.15 and 6.16; (I) after giving effect to such acquisition, there shall not have occurred any Material Adverse Effect; and (J) the person to be acquired, or from which any assets are acquired, shall have had taxable income for (I) at least one of its preceding two fiscal years and (II) at least three of its preceding five fiscal years, in each case after giving effect to pro forma adjustments (including adjustments attributable to purchasing only a portion of the assets of such person) such that such taxable income will include (A) extraordinary compensation paid during the applicable period, (B) to the extent that there are Available Net Operating Losses at the determination date, the amount of income lost by such person during the applicable period as a result of investing in tax-exempt securities as opposed to taxable securities, (C) amounts paid pursuant to reinsurance arrangements during the applicable period, (D) management fees or other payments to Affiliates during the applicable period and (E) income lost during the applicable period due to the tax treatment of purchased intangibles (but only if such tax treatment will not result in an increase in the tax liability of Capsure or its subsidiaries after the acquisition of such person or from such person is consummated) (any acquisition satisfying each of the criteria set forth in this sentence is referred to herein as a "Permitted Acquisition"); and

          (iii) upon the exercise of the Right by the Rightholder, NI Acquisition Corp. may sell or transfer to the Rightholder the shares of convertible preferred stock (and the shares of common stock into which such shares are convertible) of United Capitol Holding Company that are subject to such Right, so long as on the date that is 90 days after the date of such sale or transfer to the Rightholder, NI Acquisition Corp. shall own 100% of the capital stock (and securities convertible into the capital stock) of United Capitol Holding Company (it being understood that the pendency beyond such 90-day period of any appraisal rights proceeding shall not be deemed to violate this Section 6.05(c)(iii)).

     SECTION 6.06. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities (other than additional capital stock of the Borrower, as long as such capital stock is pledged to the Collateral Agent under the Pledge Agreement) or a combination thereof, with respect to any shares of the Borrower's capital stock or, in the case of the Borrower and its subsidiaries, directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire for value) any shares of any class of capital stock of Capsure or any of its subsidiaries or set aside any amount for any such purpose; provided, however, that (a) any Subsidiary may declare and pay dividends or make other distributions to any other Subsidiary that is its parent and to the Borrower and (b) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, the Borrower may declare and pay dividends or make other distributions to Capsure (i) in an amount not to exceed, in any fiscal year, 25% of Excess Cash Flow for the fiscal year immediately preceding the payment thereof, (ii) in an aggregate amount not to exceed (A) $2,500,000 in each calendar year from 1994 through 1997 and (B) $3,000,000 in each calendar year from 1998 through 2000, in each case solely to enable Capsure to pay reasonable and customary accounting, legal and other administrative expenses (to the extent such expenses have not been reimbursed by the Borrower or by any subsidiary of the Borrower or Capsure) in the ordinary course of its business,
(iii) to the extent required under the Tax Sharing Agreement between Capsure and the Borrower and (iv) in addition to dividends and other distributions permitted under clauses (i), (ii) and (iii) above, in an aggregate amount not to exceed $30,000,000 since the Closing Date minus an amount equal to the excess of (A) the amount paid to the Rightholder or its successors or assigns by NI Acquisition Corp. to repurchase or redeem any capital stock (or securities convertible into such capital stock) purchased by the Rightholder pursuant to the exercise of the Right over (B) the amount paid to NI Acquisition Corp. by the Rightholder to purchase such capital stock (or securities convertible into such capital stock) pursuant to the exercise of the Right.

     SECTION 6.07. Transactions with Affiliates. Sell or transfer any property, assets or services to, or purchase or acquire any property, assets or services from, or otherwise engage in any other transaction or series of transactions with, any of its Affiliates, except that, so long as no Default or Event of Default shall have occurred and be continuing, Capsure or any of its subsidiaries may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such person than could be obtained on an arm's-length basis from unrelated third parties.

     SECTION 6.08. Nature of Business. (a) In the case of the Borrower and the Subsidiaries, engage or permit any Subsidiary to engage at any time in any business or business activity other than the property and casualty Insurance Business and business activities reasonably incidental thereto; and

     (b) in the case of Capsure, engage at any time in any business or business activity other than owning (i) all the capital stock of the Borrower and (ii) other investments to the extent permitted by Section 6.04(f), and business activities reasonably incidental thereto.

     SECTION 6.09. Net Operating Losses. Take any action that could result in a reduction of the Available Net Operating Losses to an amount less than $220,000,000 minus the amount of such Available Net Operating Losses utilized in taxable years since the Closing Date to offset the taxable income for Federal income tax purposes of Capsure and its subsidiaries.

     SECTION 6.10. Debt Payments. Directly or indirectly make any optional payment, prepayment, redemption, retirement or defeasance, whether in cash, property, securities or a combination thereof, on account of the principal amount of any Indebtedness (other than the Obligations), except payments by any Subsidiary of Insurance Liabilities in the ordinary course of the Insurance Business.

     SECTION 6.11. Limitation on Surplus Relief Reinsurance Agreements. Permit any Insurance Subsidiary to enter into any Surplus Relief Reinsurance Agreement.

     SECTION 6.12. Reinsurance. Permit any Insurance Subsidiary to (a) enter into any Reinsurance Agreement with any reinsurer except (i) insurance companies (other than any other Insurance Subsidiary) rated A- or better by A.M. Best & Co. or A or better by Standard & Poor's, (ii) other insurance companies (including any other Insurance Subsidiary), but only if the obligations of such other insurance companies under such Reinsurance Agreements are secured by letters of credit, trust funds, withheld funds or other security such that such Insurance Subsidiary would be permitted to take credit for substantially all the ceded reinsurance in accordance with SAP for financial statement reporting purposes, even if such reinsurer was admitted in a state other than the state in which such Insurance Subsidiary is domiciled, and (iii) insurance companies not admitted in South Dakota, Wisconsin or any other state in which any Insurance Subsidiary is domiciled, but only if the obligations of such insurance companies under such Reinsurance Agreements are secured by letters of credit, trust funds, withheld funds or other security in a form such that such Insurance Subsidiary is permitted to take credit for substantially all the ceded reinsurance in accordance with SAP for financial statement reporting purposes or (b) modify in any respect adverse to the interests of the Lenders, its policies with respect to reinsurance from those in effect at December 31, 1993.

     SECTION 6.13. Total Debt to Adjusted Capital Ratio. Permit the ratio of Total Debt to Adjusted Capital on the last day of any fiscal quarter ending on the last day of or during any period indicated below to be in excess of the ratio set forth opposite such period:

                 From and Including:               To and Including:                 Ratio:
                 January 1, 1994                   December 31, 1994                 0.55 to 1.00
                 January 1, 1995                   December 31, 1996                 0.50 to 1.00
                 January 1, 1997                   December 31, 1997                 0.40 to 1.00
                 January 1, 1998                   December 31, 1998                 0.35 to 1.00
                 January 1, 1999                   March 31, 2000                    0.25 to 1.00

         SECTION 6.14. Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio on the last day of any period of four consecutive fiscal quarters, commencing with the period of four consecutive fiscal quarters ending on the Closing Date (which for purposes of any determination made under this Section 6.14 prior to March 31, 1994, shall be presumed to be the end of the fiscal quarter that began on January 1, 1994) to be less than 1.35 to 1.00.

         SECTION 6.15. Total Debt to Total Cash Flow Sources Ratio. Permit the ratio of Total Debt to Total Cash Flow Sources on the last day of any period of four consecutive fiscal quarters ending on the last day of or during any period indicated below to be less than the ratio set forth opposite such period (provided that for purposes of any determination made under this Section
6.15 prior to March 31, 1994, the Closing Date shall be presumed to be the end of the fiscal quarter that began on January 1, 1994):

                 From and Including:               To and Including:                 Ratio:
                 March 31, 1994                    December 31, 1994                 4.50 to 1.00
                 January 1, 1995                   December 31, 1995                 4.00 to 1.00


                 January 1, 1996                   December 31, 1996                 3.50 to 1.00
                 January 1, 1997                   December 31, 1997                 2.50 to 1.00
                 January 1, 1998                   March 31, 2000                    2.00 to 1.00

     SECTION 6.16. Operating Leverage Ratio. Permit, at any time, the Operating Leverage Ratio to be greater than (a) in the case of Western Surety,
3.00 to 1.00, (b) in the case of United Capitol, 2.00 to 1.00 and (c) in the case of any Insurance Subsidiary hereafter acquired by the Borrower or any of its wholly owned Subsidiaries, (i) 2.00 to 1.00 with respect to any such Insurance Subsidiary for which 50% or more of its Net Written Premiums are in respect of Long Tail Insurance Lines of Business and (ii) 3.00 to 1.00 with respect to any such Insurance Subsidiary for which less than 50% of its Net Written Premiums are in respect of Long Tail Insurance Lines of Business.

     SECTION 6.17. Amendment of Certain Documents. Permit or agree to, or permit any Subsidiary to agree to, (a) any amendment or modification that is adverse in any material respect to the Lenders (or, in the case of any Reinsurance Agreement, that could reasonably be expected to result in a Material Adverse Effect) to its certificate of incorporation or by-laws, any Reinsurance Agreement, any agreement evidencing Indebtedness or any other material agreement to which it is a party or (b) any amendment to, or modification or termination of, the Tax Sharing Agreements (which shall be maintained in full force and effect at all times).


                                  ARTICLE VII

                               EVENTS OF DEFAULT

     In case of the happening of any of the following events ("Events of Default"):

     (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

     (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

     (c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

     (d) default shall be made in the due observance or performance by Capsure or the Borrower of any covenant, condition or agreement contained in Section 5.01(a) or 5.05 or in Article VI (other than Sections 6.04 and 6.12);

     (e) default shall be made in the due observance or performance by Capsure or the Borrower of any covenant, condition or agreement contained in Section
6.04 or 6.12 and such default shall continue unremedied for a period of (i) in the case of any covenant, condition or agreement contained in Section 6.04, ten days, or (ii) in the case of any covenant, condition or agreement contained in Section 6.12, thirty days, in either case after any Responsible Officer of Capsure or the Borrower obtains knowledge of such default;

     (f) default shall be made in the due observance or performance by Capsure or any of its subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c), (d) or (e) above) and such default shall continue unremedied for a period of five days after notice thereof from the Administrative Agent or any Lender to the Borrower;

     (g) Capsure or any of its subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $2,000,000, when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Capsure or any of its subsidiaries, or of a substantial part of the property or assets of Capsure or any of its subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Capsure or any of its subsidiaries or for a substantial part of the property or assets of Capsure or any of its subsidiaries or (iii) the winding-up or liquidation of Capsure or any of its subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

     (i) Capsure or any of its subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Capsure or any of its subsidiaries or for a substantial part of the property or assets of Capsure or any of its subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

     (j) one or more judgments (other than judgments or such portion thereof for which there is full insurance or reinsurance and with respect to which a creditworthy insurer or reinsurer, as applicable, has assumed responsibility in writing) for the payment of money in an aggregate amount (after giving effect to the existence of such insurance or reinsurance) in excess of $4,000,000 shall be rendered against Capsure or any of its subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Capsure or any of its subsidiaries to enforce any such judgment;

     (k) (i) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(l) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of Capsure, the Borrower or any Subsidiary Guarantor to the PBGC or to a Plan in an aggregate amount exceeding $250,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.06, the Administrative Agent shall have notified Capsure or the Borrower in writing that (A) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds for the termination of such Plan or Plans by the PBGC, the appointment by the appropriate United States district court of a trustee to administer such Plan or Plans or the imposition of a Lien in favor of a Plan and (B) as a result thereof an Event of Default exists hereunder;
(ii) a trustee shall be appointed by a United States district court to administer any such Plan or Plans; or (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans;

     (l) (i) Capsure, the Borrower or any of their ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) Capsure, the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), either (A) exceeds $250,000 or requires payments exceeding $100,000 in any year or (B) is less than $250,000 but any Withdrawal Liability payment remains unpaid 30 days after such payment is due;

     (m) Capsure, the Borrower or any of their ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of Capsure, the Borrower and their ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $250,000;

     (n) there shall have occurred a Change in Control;

     (o) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by Capsure or any of its subsidiaries not to be, a valid, perfected, first priority security interest in the securities or assets covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent (i) to maintain possession of certificates representing securities pledged under the Pledge Agreement or (ii) to file any continuation statement required to be filed under the Uniform Commercial Code;

     (p) any Loan Document shall cease to be, or shall be asserted by Capsure or any of its subsidiaries not to be, in full force and effect and enforceable in accordance with its terms;

     (q) any Applicable Insurance Regulatory Authority shall issue with respect to any Insurance Subsidiary (i) any order of conservation, supervision or any other order of like effect or (ii) any other order that could result in a Material Adverse Effect or an impairment of the rights of or benefits available to the Administrative Agent or any of the other Lenders under any Loan Document;

     (r) (i) any party to any Reinsurance Agreement (whether entered into as of the date hereof or hereafter entered into) to which any Insurance Subsidiary is a party shall fail to comply with any material provision thereof or (ii) any reinsurer under any Reinsurance Agreement shall become or shall be declared insolvent or any order of liquidation, rehabilitation, conservation or supervision shall be entered against any such reinsurer, or any other kind of delinquency proceeding shall be commenced against any such reinsurer, if any event contemplated by clause (i) or (ii) could reasonably be expected to result in a Material Adverse Effect;

     (s) the amount of Available Net Operating Losses at any time shall be less than $220,000,000 minus the amount of such Available Net Operating Losses utilized in taxable years since the Closing Date to offset the taxable income for Federal income tax purposes of Capsure and its subsidiaries;

     (t) any person that shall (i) become a direct or indirect "parent" (as such term is used in the Tax Sharing Agreements) of Capsure and (ii) enter into any tax sharing arrangement with Capsure, shall fail to enter into, substantially contemporaneously with becoming such a parent, an agreement (on terms satisfactory to the Required Lenders) pursuant to which such parent shall guarantee the Obligations; or

     (u) Capsure shall at any time fail to, or be unable to, file a Federal consolidated income tax return with each of its subsidiaries;

then, and in every such event (other than an event with respect to Capsure and its subsidiaries described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) exercise any remedies available under any Loan Document or otherwise; and in any event with respect to Capsure and its subsidiaries described in paragraph (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.


                                  ARTICLE VIII

                                   GUARANTEE

     Capsure unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as a principal obligor and not merely as a surety, the due and punctual payment and performance of all the Obligations. Capsure further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon the provisions of this Article VIII notwithstanding any extension or renewal of any Obligation.

     Capsure waives presentment to, demand of, payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of the guarantee set forth in this Article VIII and notice of protest for nonpayment. The obligations of Capsure hereunder shall not be affected by (a) the failure of the Administrative Agent (which term, for purposes of this Article VIII, shall be deemed to refer to the Administrative Agent and the Collateral Agent) or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of any guarantee or any Loan Document; (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement, any other Loan Document, any guarantee or any other agreement, including with respect to any other Guarantor under the Guarantee Agreement; (c) the release of any security held by the Collateral Agent or any other Secured Party for the Obligations or any of them; or (d) the failure of the Administrative Agent or any other Secured Party to exercise any right or remedy against any other Guarantor or guarantor of the Obligations.

     Capsure hereby authorizes the Collateral Agent and each of the other Secured Parties, in accordance with the terms and subject to the conditions set forth in the Security Documents to which Capsure is a party, to (a) take and hold security for the payment of this guarantee or the Obligations and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as they in their sole discretion may determine and (c) release or substitute any one or more endorsees, other guarantors or other obligors.

     Capsure further agrees that the guarantee set forth in this Article VIII constitutes a guarantee of payment when due and not of collection and waives any right to require that any resort be had by the Administrative Agent or any Lender to the balance of any deposit account or credit on the books of the Administrative Agent or such Lender, as applicable, in favor of the Borrower or any other person.

     The obligations of Capsure hereunder shall be absolute and unconditional and shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim or waiver, release, surrender, alteration or comprise, and shall not be subject to any defense of setoff, counterclaim, deduction, diminution, abatement, suspension, deferment, reduction, recoupment, termination or defense whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the Obligations shall not be released, discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other Loan Document, by any waiver or modification of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Obligations or by any other circumstance or condition whatsoever (whether or not Capsure, the Borrower, the Administrative Agent or any Lender has knowledge thereof) that may or might in any manner or to any extent vary the risk of Capsure or would otherwise operate as a discharge of Capsure as a matter of law or equity (other than the indefeasible payment in full of all the Obligations), including:

     (a) any termination, amendment, modification, addition, deletion or supplement to or other change to any of the terms of any Loan Document or any other instrument or agreement applicable to any of the parties hereto or thereto, or any assignment or transfer of any thereof, or any furnishing or acceptance of security, or any release of any security, for any Obligations of the Borrower, Capsure or any other Guarantor hereunder or thereunder, or the failure of any security or the failure of any person to perfect any interest in any collateral;

     (b) any failure, forbearance, omission or delay on the part of the Borrower or any Guarantor or the Administrative Agent or any other Secured Party to conform or comply with any term of any Loan

Document or any other instrument or agreement, or any failure to give notice to the Borrower or any Guarantor of the occurrence of an Event of Default or any Default occurring hereunder;

     (c) any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in any Loan Document, or any other waiver, consent, extension, renewal, indulgence, compromise, release, settlement, refunding or other action or inaction under or in respect of any Loan Document or any other instrument or agreement, or under or in respect of any obligation or liability of the Borrower or any Guarantor or the Administrative Agent or any other Secured Party or any exercise or nonexercise of any right, remedy, power or privilege under or in respect of any such instrument of agreement or any such obligation or liability;

     (d) any extension of the time for payment of the principal of or interest on any Obligation, or of the time for performance of any other obligations, covenants or agreements under or arising out of any Loan Document, or the extension or the renewal of any thereof;

     (e) the exchange, surrender, substitution or modification of, or the furnishing of any additional, collateral security for the Obligations under any Loan Document;

     (f) any failure, omission or delay on the part of the Administrative Agent or any other Secured Party to enforce, assert or exercise any right, power or remedy conferred on it in any Loan Document, or any such failure, omission or delay on the part of the Administrative Agent or any other Secured Party in connection with any Loan Document or any other action or inaction on the part of the Administrative Agent or any other Secured Party;

     (g) to the extent permitted by applicable law, any voluntary or involuntary bankruptcy, insolvency, reorganization, moratorium, arrangement, adjustment, readjustment, composition, assignment for the benefit of creditors, receivership, conservatorship, custodianship, liquidation, marshalling of assets and liabilities or similar proceedings with respect to the Borrower or any Guarantor or any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding (including any automatic stay incident to any such proceeding);

     (h) any limitation on the liability or obligations of the Borrower or any Guarantor under any Loan Document or any other instrument or agreement that may now or hereafter be imposed by any statute, regulation, rule of law or otherwise, or any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any thereof;

     (i) any merger, consolidation or amalgamation of the Borrower or any Guarantor into or with any other person, or any sale, lease or transfer of any of the assets of the Borrower or any Guarantor to any other person;

     (j) any change in the ownership of any shares of capital stock of the Borrower or any Guarantor;

     (k) to the extent permitted by applicable law, any release or discharge, by operation of law, of the Borrower, Capsure or any other Guarantor from the performance or observance of any obligation, covenant or agreement contained in any Loan Document; or

     (l) any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance that might otherwise constitute a legal or equitable defense, release or discharge (including the release or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against the Borrower or any Guarantor, whether or not the Borrower of any Guarantor shall have notice or knowledge of the foregoing).

     Capsure hereby waives any claim, right or remedy that it may now have or hereafter acquire against the Borrower or any other Guarantor that arises under any Loan Document and/or from the performance of such Guarantor under any Loan Document, including any claim, right or remedy of the Administrative Agent or any Secured Party or any security that the Administrative Agent or any Secured Party now has or hereafter acquires, regardless of whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

     Capsure agrees that, as between Capsure, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided herein for the purposes of Capsure's guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (b) in the event of any declaration of acceleration of such Obligations as provided herein, such Obligations (whether or not due and payable) shall forthwith become due and payable in full by Capsure for purposes of this Agreement.

     Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may elect to nonjudicially or judicially foreclose against any real or personal property security it holds for the Obligations or any part thereof, or accept an assignment of any such security in lieu of foreclosure or compromise or adjust any part of the Obligations, or make any other accommodation with the Borrower or any Guarantor, or exercise any other remedy against the Borrower or any Guarantor or any security, in accordance with and subject to the provisions of the Security Documents. No such action by the Collateral Agent will release or limit the liability of Capsure to the Administrative Agent, even if the effect of that action is to deprive Capsure of the right to collect reimbursement from the Borrower for any sums paid to the Administrative Agent.

     To the extent permitted by applicable law, Capsure waives any defense based on or arising out of any defense of the Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower, other than the indefeasible payment in full of the Obligations. The Collateral Agent and the other Secured Parties may, at their election, in accordance with the terms and subject to the conditions set forth in the Security Documents to which Capsure is a party, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, or exercise any other right or remedy available to them against the Borrower or any Guarantor, or any security, without affecting or impairing in any way the liability of Capsure hereunder except to the extent the Obligations have been indefeasibly paid in full. Capsure waives any defense arising out of any such election even though such election operates to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of Capsure against the Borrower or any other Guarantor, as the case may be, or any security.

     Capsure further agrees that this guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded, invalidated, declared to be fraudulent or preferential, or must otherwise be returned, refunded, repaid or restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of the Borrower, any Guarantor or otherwise.

     In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any Lender may have at law or in equity against Capsure by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Capsure hereby promises to and will, upon receipt of written demand by the Administrative Agent, promptly pay, or cause to be paid, to the Administrative Agent in cash the amount of such unpaid Obligation.

     The guarantee made hereunder shall terminate when all the Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement.

     Without limiting the generality of the foregoing, (a) Capsure assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks Capsure assumes and incurs hereunder, and agrees that none of the Administrative Agent and the other Secured Parties will have any duty to advise Capsure of information known to it or any of them regarding such circumstances or risks, and (b) the execution and delivery of any instrument adding a Subsidiary Guarantor as a party to the Guarantee Agreement pursuant to Section
5.09 shall not require the consent of Capsure hereunder. The rights and obligations of Capsure hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to the Guarantee Agreement.


                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

     In order to expedite the transactions contemplated by this Agreement, Chemical Bank is hereby appointed to act as Administrative Agent (which term, for purposes of this Article IX, shall be deemed to refer to the Administrative Agent and the Collateral Agent) on behalf of the Lenders. Each of the Lenders and each subsequent holder of any Note, by its acceptance thereof, hereby irrevocably authorizes the Administrative Agent to take such actions on their behalf and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) promptly to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) promptly to distribute to each Lender copies of all notices, financial statements and other materials delivered by Capsure, the Borrower or any Subsidiary pursuant to this Agreement as received by the Administrative Agent.

     Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its, his or her own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by Capsure or any of its subsidiaries of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders or the holders of the Notes for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the Notes or any other Loan Documents or other instruments or agreements. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof until it shall have received from the payee of such Note notice, given as provided herein, of the transfer thereof in compliance with Section 10.04. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and each subsequent holder of any Note. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower or any other person on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender or any other person on account of the failure of or delay in performance or breach by any other Lender or by Capsure, the Borrower or any Subsidiary of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.

     Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, subject to the Borrower's approval, which shall not be unreasonably withheld. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in the United States of America having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

     With respect to the Loans made by it hereunder and the Notes issued to it, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Capsure or any of its subsidiaries or other Affiliates as if it were not the Administrative Agent.

     Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and its Affiliates and each of their respective directors, officers, employees and agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that are imposed on, incurred by or asserted against the Administrative Agent in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower, provided that no Lender shall be liable to any such indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined to have resulted from the gross negligence or wilful misconduct of such indemnified person.

     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.


                                   ARTICLE X

                                 MISCELLANEOUS

     SECTION 10.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy as follows:

     (a) if to Capsure, the Borrower or any Subsidiary Guarantor, to it at Capsure Holdings Corp., 1400 Lake Hearn Drive, Suite 130, Atlanta, Georgia 30319, Attention of Mary Jane Robertson (Telecopy No. (404) 843-5034) with a copy to Rosenberg & Liebentritt, P.C., Two North Riverside Plaza, Suite 1600, Chicago, Illinois 60606, Attention of Sheli Z. Rosenberg (Telecopy No. (312) 454-0335);

     (b) if to the Administrative Agent, to Chemical Bank Agency Services Corporation, Grand Central Tower, 140 East 45th Street, New York, New York 10017, Attention of Maxeen Francis (Telecopy No. (212) 622-0002), with a copy to Chemical Bank, at 270 Park Avenue, New York, New York 10017, Attention of Brian Turrentine (Telecopy No. (212) 270-5222); or

     (c) if to a Lender, to it at its address (or telecopy number) set forth on
Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy with confirmation of receipt from the sending telecopy machine or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.

     SECTION 10.02. Survival of Agreement. Unless a longer period is provided herein, all covenants, agreements, representations and warranties made by Capsure and the Borrower herein and by Capsure, the

Borrower or any Subsidiary Guarantor in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of the Notes evidencing such Loans, regardless of any investigation made by the Lenders or on any of their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated, provided that, without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in Sections 2.11 and 2.13 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

     SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Capsure, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof that, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of Capsure, the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that neither Capsure nor the Borrower shall have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.

     SECTION 10.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of Capsure, the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

     (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it and the Notes held by it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of such Lender, the Borrower and the Administrative Agent must each give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or the Commitment of the assigning Lender immediately prior to the assignment, if such Commitment is less than $5,000,000), (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with the Note or Notes subject to such assignment and a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any certificates or other instruments required to be delivered pursuant thereto. Upon acceptance and recording pursuant to paragraph
(e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.13, 2.15, 2.17 and 10.05, as well as to any Fees accrued for its account and not yet paid).

     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Capsure or any of its subsidiaries or the performance or observance by Capsure or any of its subsidiaries of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

     (d) The Administrative Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with the Note or Notes subject to such assignment, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and the written consent of the Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Lenders. Within five Business Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such assignee in a principal amount equal to the applicable Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment, a new Note to the order of such assigning Lender in a principal amount equal to the applicable Commitment retained by it. Such new Note or Notes that shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note; such new

Notes shall be dated the date of the surrendered Notes that they replace and shall otherwise be in substantially the form of Exhibit A, as appropriate. Canceled Notes shall be returned to the Borrower.

     (f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and the Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.11,
2.13 and 2.17 to the same extent as if they were Lenders, provided that the Borrower shall not be required to reimburse a participating lender or other entity pursuant to Section 2.11, 2.13 or 2.17 in an amount in excess of the amount that would have been payable thereunder to the Lender granting such participation had such Lender not sold such participation and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending the final maturity date or date fixed for the payment of interest on the Loans or changing or extending the Commitments or releasing all or substantially all the Collateral).

     (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to Capsure and its subsidiaries furnished to such Lender by or on behalf of the Borrower, provided that, prior to any disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information.

     (h) Any Lender may at any time assign to a Federal Reserve Bank all or any portion of its rights under this Agreement and the Notes issued to it, provided that no such assignment shall release a Lender from any of its obligations hereunder.

     (i) Neither Capsure nor the Borrower shall assign or delegate any of its rights or duties hereunder.

     SECTION 10.05. Expenses; Indemnity. (a) The Borrower agrees to pay all out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or the Notes issued hereunder, including the fees, other charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender. The Borrower further agrees that it shall indemnify the Lenders and the Collateral Agent from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

     (b) The Borrower and Capsure agree, jointly and severally, to indemnify the Administrative Agent, each Lender and the Collateral Agent and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, demands, damages, penalties, fines, liabilities, settlements, costs and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) the violation of, noncompliance with or liability under any Environmental and Safety Laws applicable to the operations of Capsure and its subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto (including reasonable and documented attorneys' and consultants' fees, investigation and laboratory fees, response costs, court costs and litigation expenses relating thereto), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee.

     (c) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions or the other transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section
10.05 shall be payable on written demand therefor.

     SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Capsure against any of and all the obligations of the Borrower or Capsure now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

     SECTION 10.07. APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Capsure or any of its subsidiaries therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Capsure or any of its subsidiaries in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

     (b) Neither this Agreement, the Guarantee Agreement or any of the Security Documents nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Capsure, the Borrower and the Required Lenders or, in the case of any of the Security Documents, pursuant to an agreement or agreement in writing entered into by Capsure, the Borrower, the Subsidiary Guarantors and the Collateral Agent and consented to by the Required Lenders or, in the case of the Guarantee Agreement, pursuant to an agreement or agreements in writing entered into by the Guarantors and the Collateral Agent and consented to by the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the final maturity date of or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, or amend or modify the provisions of Section 2.09(b), without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment of any Lender or decrease the Commitment Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.14, the provisions of this Section 10.08 or the definition of the term "Required Lenders" without the prior written consent of each Lender or (iv) release all or substantially all the Collateral under any Security Document without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this
Section 10.08 regardless of whether its Note shall have been marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this Section 10.08 shall bind any person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

     SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein or in the Notes to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable under the Note held by such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

     SECTION 10.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof and thereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, express or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

     SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES

HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

     SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03.

     SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     SECTION 10.15. Jurisdiction; Consent to Service of Process. (a) Each of Capsure, the Borrower, the Administrative Agent and each Lender hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Capsure or any of its subsidiaries or the properties of any of the foregoing in the courts of any jurisdiction.

     (b) Each of Capsure, the Borrower, the Administrative Agent and each Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.


     IN WITNESS WHEREOF, the Borrower, Capsure, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                        CAPSURE FINANCIAL GROUP, INC.

                                            by Bruce A. Esselborn
                                               --------------------------------
                                               Name: Bruce A. Esselborn
                                               Title: President


                                        CAPSURE HOLDINGS CORP.,

                                            by Bruce A. Esselborn
                                               --------------------------------
                                               Name: Bruce A. Esselborn
                                               Title: President


                                        CHEMICAL BANK, individually and as
                                        Administrative Agent,
                                            by Brian J. Turrentine
                                               --------------------------------
                                               Name: Brian J. Turrentine
                                               Title: Vice President


                                        BANK ONE, TEXAS, N.A.,

                                            by D. Keith Thompson
                                               --------------------------------
                                               Name: D. Keith Thompson
                                               Title: Banking Officer

                                        BANQUE PARIBAS,

                                            by Steven M. Heinen
                                               --------------------------------
                                               Name: Steven M. Heinen
                                               Title: Vice President


                                            by Rowena P. Festin
                                               --------------------------------
                                               Name: Rowena P. Festin
                                               Title: Vice-President


                                        THE BANK OF NEW YORK,

                                            by Timothy J. Stambaugh
                                               --------------------------------
                                               Name: Timothy J. Stambaugh
                                               Title: Vice President


                                        FIRST BANK NATIONAL ASSOCIATION,

                                            by Mark R. Olson
                                               --------------------------------
                                               Name: Mark R. Olson
                                               Title: Vice President



                                        FIRST UNION NATIONAL BANK OF NORTH
                                        CAROLINA,

                                            by Tammy Benton
                                               --------------------------------
                                               Name: Tammy Benton
                                               Title: Vice President


                                        NATIONSBANK OF GEORGIA, N.A.,

                                            by Katherine W. Howland
                                               --------------------------------
                                               Name: Katherine W. Howland
                                               Title: Vice President

                                        SHAWMUT BANK OF CONNECTICUT, N.A.,

                                            by Joseph J. Wadlinger, Jr.
                                               --------------------------------
                                               Name: Joseph J. Wadlinger, Jr.
                                               Title: Insurance Industry Officer


                                        UNION BANK,

                                            by J.R. Fothergill
                                               --------------------------------
                                               Name: James R. Fothergill
                                               Title: VP

                                            by Robert C. Dawson
                                               --------------------------------
                                               Name: Robert C. Dawson
                                               Title: VP